Exhibit 10.1
Execution Copy

ASSET PURCHASE AGREEMENT
among
BOYD COFFEE COMPANY,
FARMER BROS. CO.,
BOYD ASSETS CO.,
and
THE PARTIES LISTED ON EXHIBIT A
Dated as of August 18, 2017

i

US-DOCS\87493633.10

Schedules
Schedule 1.1(a) – Current Liabilities
Schedule 1.1(b) – Key Employees
Schedule 1.1(c) – Transferred Contracts
Schedule 1.1(d) – Transferred Fixtures and Equipment
Schedule 1.3(m) – Owned or Leased Vehicles
Schedule 1.4 – Excluded Assets
Schedule 1.8 – Net Working Capital
Schedule 1.8(b) – Accruals and Upcharges
Schedule 2.1(b)(iv) – Indebtedness
Schedule 2.2(g) – Third-Party Consents
Schedule 6.6 – Employee and Customer Non-Solicitation
Schedule 6.13 – Affiliate Agreement Terminations
Schedule 9.2(a) – Indemnification
Exhibits
Exhibit A – Seller Parties
Exhibit B – Assignment and Assumption Agreement
Exhibit C – Bill of Sale
Exhibit D – Certificate of Designations
Exhibit E – Co-Manufacturing Agreement
Exhibit F – Copyright Assignment
Exhibit G – Domain Name Assignment
Exhibit H – Patent Assignment
Exhibit I – Pledge Agreement
Exhibit J – Trademark Assignment
Exhibit K – Transition Services Agreement

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 18, 2017, is by and among Boyd Coffee Company, an Oregon corporation (“Seller”), each of the parties set forth on Exhibit A (collectively with Seller, the “Seller Parties,” and each a “Seller Party”), Farmer Bros. Co., a Delaware Corporation (“Parent”), and Boyd Assets Co., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”).
W I T N E S S E T H:
WHEREAS, Buyer desires to purchase the Acquired Assets and to assume the Assumed Liabilities from Seller and its Affiliates, and Seller desires to sell or transfer, or cause its Affiliates to sell or transfer, the Acquired Assets and the Assumed Liabilities to Buyer and/or its designated Affiliates, upon the terms and subject to the conditions hereinafter set forth.
NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article 1

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1    Certain Definitions. For all purposes of this Agreement, the following definitions shall apply:
“Accrual Amount” has the meaning assigned thereto in Schedule 1.8(b).
2    “Accrual Statements” has the meaning assigned thereto in Section 1.8(b).
3    “Acquired Assets” has the meaning assigned thereto in Section 1.3.
4    “Adjustment Amount” has the meaning assigned thereto in Section 1.8(f)(i).
5    “Affiliate” of any party means any Person or entity controlling, controlled by or under common control with such party. For the avoidance of doubt, each Seller Party other than Seller shall be deemed to be an Affiliate of Seller.
6    “Agreement” has the meaning assigned thereto in the preamble.
7    “Allocation Schedule” has the meaning assigned thereto in Section 1.10.
8    “Alternative Proposal” has the meaning assigned thereto in Section 6.9.
9    “Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
10    “Applicable Indemnity Share Amount” means an amount equal to the number of shares of Parent Stock necessary to satisfy the applicable indemnification obligation, assuming (i) such shares of Parent Stock were converted into shares of Parent Common Stock at the Deemed Conversion Price on the date of the final resolution of the claim giving rise to such indemnification obligation, (ii) the Converted Shares were then sold at a price per share equal to the Last Reported Sale Price of Parent Common Stock on the Trading Day that is the date of the final resolution of such claim giving rise to such indemnification obligation (or, if such date is not a Trading Day, the immediately preceding Trading Day), and (iii) the proceeds from such assumed sale were used to satisfy the indemnification obligation.
11    “Assignment and Assumption Agreement” means the agreement entered into by and between Buyer and/or its designated Affiliates and Seller and its applicable Affiliates, to be executed at Closing, in substantially the form attached hereto as Exhibit B.
12    “Assignment Consent” has the meaning assigned thereto in Section 6.8(a).

13    “Assumed Liabilities” has the meaning assigned thereto in Section 1.5.
14    “BFA” means Boyd Future Associates LLC, an Oregon limited liability company.
15    “BFA Lease” means the Lease dated as of December 1, 2012, between Seller and BFA, as it may be amended or restated.
16    “Bill of Sale” means the bill of sale executed by Seller and its applicable Affiliates, to be executed at Closing, in substantially the form attached hereto as Exhibit C.
17    “Books and Records” has the meaning assigned thereto in Section 1.3(b).
18    “Business” means Seller’s and its Affiliates’ business of development, manufacturing, marketing, distribution and sale of coffee, tea, espresso or other related hot and cold beverage products and related equipment, including the Products.
19    “Business Day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in Dallas, Texas.
20    “Business Employee List” has the meaning assigned thereto in Section 3.19(a).
21    “Business Employees” mean all employees of Seller and its Affiliates.
22    “Buyer” has the meaning assigned thereto in the preamble.
23    “Buyer Indemnitees” means Buyer, its Affiliates and each of their respective officers, directors, employees, shareholders, agents and Representatives.
24    “Buyer Plans” has the meaning assigned thereto in Section 7.3.
25    “Buyer’s Accountants” has the meaning assigned thereto in Section 6.15.
26    “Cap” has the meaning assigned thereto in Section 9.2(a).
27    “Cardholder Data” has the meaning assigned thereto in Section 3.8(d).
28    “Cash Consideration” means an amount equal to $42,000,000.
29    “Certificate of Designations” means the Certificate of Designations of Series A Convertible Participating Cumulative Perpetual Preferred Stock of Parent in the form attached hereto as Exhibit D.
30    “Closing” has the meaning assigned thereto in Section 2.1.
31    “Closing Cash Consideration” means an amount equal to (i) the Cash Consideration, minus (ii) the aggregate amount of Payoff Indebtedness, minus (iii) the Cash

Holdback Amount, minus (iv) the Multiemployer Plan Holdback Amount, plus (v) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital.
32    “Closing Date” has the meaning assigned thereto in Section 2.1.
33    “Closing Net Working Capital” has the meaning assigned thereto in Section 1.8(f)(i).
34    “Closing Statements” has the meaning assigned thereto in Section 1.8(b).
35    “Closing Stock Consideration” means an amount of shares of Parent Stock equal to (i) the Stock Consideration less (ii) the Holdback Stock Amount.
36    “COBRA Coverage” has the meaning assigned thereto in Section 7.4.
37    “COBRA Liability” means any Liability arising under COBRA in respect of any current or former employee, director, officer or consultant providing services to or for the benefit of Seller or is Affiliates (or any beneficiary or dependent of the foregoing), in any case, who does not become a Transferred Employee.
38    “Code” means the Internal Revenue Code of 1986, as amended.
39    “Collateral Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Patent Assignment, the Pledge Agreement, the Trademark Assignment, the Copyright Assignment, the Domain Name Assignment, the Transition Services Agreement, the Co-Manufacturing Agreement, and the other agreements and instruments contemplated by this Agreement.
40    “Co-Manufacturing Agreement” means the Co-Manufacturing Agreement entered into by and among Buyer, Parent and the Seller Parties, to be executed at Closing, in substantially the form attached hereto as Exhibit E.
41    “Competitive Business” means any business, trade or enterprise relating to the development, manufacturing, marketing, distribution or sale of coffee, tea, espresso or other related hot and cold beverage products and/or related equipment, including products of the same type as the Products.
42    “Confidential Information” has the meaning assigned thereto in Section 6.5.
43    “Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Parent, dated as of September 16, 2016.
44    “Consent” means any approval, consent, ratification, waiver, or other authorization (including any governmental authorization).

45    “Contaminants” has the meaning assigned thereto in Section 3.4(h).
46    “Contract” means any contract, lease, sublease, license, indenture, note, loan, evidence of indebtedness, agreement, purchase order, letter of credit, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, covenant not to sue, confidentiality agreement, employment agreement, option, warranty, instrument, obligation, understanding, commitment and all other legally binding instruments, whether oral or written.
47    “Conversion Shares” has the meaning assigned thereto in Section 5.4.
48    “Copyright Assignment” means the agreement entered into by and between Buyer and/or its designated Affiliates and Seller and its applicable Affiliates, to be executed at Closing, in substantially the form attached hereto as Exhibit F.
49    “Core-Mark Agreement” means that certain letter agreement between Core-Mark Holding Company and Seller, dated as of April 30, 2015.
50    “Current Assets” means all Inventory, accounts receivable and prepaid expenses of the Business, in each case, as of the Effective Time, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the Effective Time (whether or not invoiced), the full benefit for all security for such accounts and any unpaid fees or interest accrued thereon or other amounts due with respect thereto, and security deposit requirements for workers’ compensation obligations satisfied by a letter of credit. For the avoidance of doubt, “Current Assets” shall not include any item relating to (i) Taxes and (ii) prepaid loan fees.
51    “Current Liabilities” means all accounts payable, accrued expenses not related to Business Employee expenses and non-recurring accrued professional fees, accrued Property Taxes related to the Acquired Assets, accrued sales Taxes, accrued rebates and accrued upcharges (except for accrued upcharges set forth on Schedule 1.8(b)), in each case, as of the Effective Time and calculated in accordance with the example attached hereto as Schedule 1.1(a). For the avoidance of doubt, (i) “Current Liabilities” shall not include any Excluded Liability, including any item relating to (a) Taxes (except for the accrued Property Taxes related to the Acquired Assets and accrued sales Taxes as set forth above), (b) Indebtedness, (c) accrued interest, or (d) Business Employee payroll and other Business Employee related liabilities, and (ii) the foregoing definition of Current Liabilities will not have any effect on Seller’s obligation to pay any Tax allocable to Seller pursuant to other applicable provisions of this Agreement.
52    “Deductible” has the meaning assigned thereto in Section 9.2.
53    “Deemed Conversion Price” initially means 132.5% of the average of the Daily VWAP (as defined in the Certificate of Designations) per share of Common Stock (as defined in the Certificate of Designations) for the 20 consecutive VWAP Trading Days ending on, and including, the VWAP Trading Day immediately before the Closing Date; provided, however, that the Deemed Conversion Price shall be subject to adjustment consistent with the adjustment provisions set forth in Section 10(f) of the Certificate of Designations.

54    “Default” means (a) a breach of or default under any Contract, Permit or Judgment, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, Permit or Judgment or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract, Permit or Judgment.
55    “Defined Benefit Plan” means the Boyd Coffee Company Pension Plan.
56    “Disclosure Document” has the meaning assigned thereto in Section 6.15.
57    “Disclosure Schedule” means the disclosure schedules executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.
58    “Domain Name Assignment” means the agreement entered into by and between Buyer and/or its designated Affiliates and Seller and its applicable Affiliates to be executed at Closing, in substantially the form attached hereto as Exhibit G.
59    “Effective Time” has the meaning assigned thereto in Section 2.1.
60    “Election Notice” has the meaning assigned thereto in Section 9.5(d)(ii).
61    “End Date” has the meaning assigned thereto in Section 10.1(b).
62    “Environmental Claim” means any claim, Proceeding, notice of violation, directive, consent order, consent decree, or notice by any Person alleging potential liability or responsibility arising out of, based on, or resulting from (i) the Handling of Hazardous Substances or (ii) any violation or alleged violation of any Environmental Law.
63    “Environmental Law” means any Law, Judgment, permit, governmental authorization, common law or agency requirement applicable to the Acquired Assets, the Facilities or the Business and relating to pollution, protection or restoration of the environment, environmental regulation or control, the storage, handling, use, presence, disposal, treatment, transportation, Release or threatened Release of any Hazardous Substance, including any Remedial Action to address such Release or threatened Release, or the protection of human health or public or worker safety. Environmental Law shall include the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

64    “Environmental Liabilities” means all Liabilities (including the costs of any Remedial Action or Losses relating to any Environmental Claim) that arise under or relate to any Environmental Law.
65    “Environmental Permits” means any permit, Consent, approval, registration, authorization, identification number, or license that the Business or any Facility is required to possess pursuant to any applicable Environmental Law.
66    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rules thereunder.
67    “ERISA Affiliate” means Seller and any other Person or entity that, together with Seller, at any relevant time is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
68    “Estimated Closing Statement” has the meaning assigned thereto in Section 1.8(a).
69    “Estimated Net Working Capital” has the meaning assigned thereto in Section 1.8(a).
70    “Excess Amount” has the meaning assigned thereto in Section 9.5(d)(i).
71    “Excluded Assets” has the meaning assigned thereto in Section 1.4.
72    “Excluded Employee Liabilities” means all Liabilities of the Seller and/or its Affiliates arising out of or related to any current or former employee, director, officer or consultant providing services to or for the benefit of Seller or is Affiliates, or any dependent or beneficiary thereof, including (i) any Liability arising at any time under or in connection with any Seller Plan or any Multiemployer Plan, (ii) any Liability that constitutes a COBRA Liability or a WARN Act Liability, (iii) any Liability that is or may be imposed on Seller or any Affiliate of Seller due to such entity’s status as an ERISA Affiliate of any other entity, (iv) any Liability arising out of or related to the actual or prospective employment or engagement, the retention and/or discharge by Seller or any of its Affiliates of any current or former employee, director, officer or consultant providing services to or for the benefit of Seller or is Affiliates, (v) any Liability for wages, remuneration, compensation (including any equity grants, bonuses or commissions due any employee arising in connection with the transactions contemplated hereby), benefits, severance or other accrued obligations (A) associated with any current or former employee, director, officer or consultant providing services to or for the benefit of Seller or is Affiliates who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (B) with respect to any Transferred Employee, arising on or prior to the Closing Date, (vi) any Liability arising out of or related to any collective bargaining agreement or any other labor or union Contract to which Seller or any Affiliate of Seller is a party, and (vii) any Liability arising out of or related to any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to any current or former employee, director, officer or consultant providing services to or for the benefit of Seller or is Affiliates, in any case, with respect to (A) any such employee, director, officer or consultant who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (B) any Transferred Employee, arising on or prior to the date of hire or engagement of such Transferred Employee by Buyer.
“Excluded Liabilities” has the meaning assigned thereto in Section 1.6.
73    “Excluded Taxes” means (i) all Liabilities of Seller or any Affiliate of Seller in respect of any Tax for any Tax period and (ii) all Liabilities for any Tax otherwise imposed relating to the Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Tax Period, in each case including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise; provided that, for the avoidance of doubt, “Excluded Taxes” shall not include any Property Taxes levied with respect to the Acquired Assets that are the responsibility of Buyer pursuant to Section 8.6(a).
74    “Facilities” means the plants, offices, stores, warehouses, administration buildings, manufacturing facilities, packaging facilities, research and development facilities and related facilities, in each case owned or leased directly or indirectly by Seller or its Affiliates, that are used in or held for use in, or related to, the Business (including the real property owned by Seller or its Affiliates and listed on Schedule 3.3(a) under the heading “Owned Real Property”) and all buildings, structures and improvements thereon. Without limiting the foregoing, Facilities shall include the manufacturing, packaging and warehousing facilities located in Portland, Oregon.
75    “FDA” means the U.S. Food and Drug Administration.
76    “Filing Party” has the meaning assigned thereto in Section 8.6(b).
77    “Final Accrual Amount” has the meaning assigned thereto in Schedule 1.8(b).
78    “Final Closing Statement” has the meaning assigned thereto in Section 1.8(b).
79    “Final Purchase Price” has the meaning assigned thereto in Section 1.7.
80    “Financial Statements” has the meaning assigned thereto in Section 3.12(a).
81    “Fixtures and Equipment” means furniture, fixtures, furnishings, display units, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns,

dies and other tangible personal property, wherever located, that are owned or leased directly or indirectly by Seller or its Affiliates and that are used in, held for use in or related to, the Business, including any such Fixtures and Equipment in the possession of any third Persons.
82    “Formulations” means the current formulations for each Product.
83    “Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Seller’s Authority; No Conflicts), Section 3.2 (Title to Tangible Assets), Section 3.10 (Brokers), Section 3.23 (Accredited Status), Section 4.1 (Buyer’s Authority; No Conflicts), Section 4.4 (Brokers), Section 5.1 (Parent’s Authority; No Conflicts), Section 5.3 (Brokers) and Section 5.4 (Capitalization; Parent Stock).
84    “GAAP” means United States generally accepted accounting principles, consistently applied.
85    “Geographic Area” means the United States and Canada.
86    “Governmental Authority” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
87    “Handling of Hazardous Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Hazardous Substances.
88    “Hazardous Substances” means any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, lead paint, flammable explosives, radioactive materials, petroleum and petroleum products and any other substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” or otherwise regulated or prohibited under any Environmental Law.
89    “Historical Property” has the meaning assigned thereto in Section 6.19.
90    “Holdback Amount” means an amount equal to $9,450,000.
91    “Holdback Cash Amount” means an amount of cash equal to $3,150,000.
92    “Holdback Stock Amount” means 6,300 shares of Parent Stock.

93    “Indebtedness” means, without duplication, (a) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Effective Time) or extensions of credit (including under credit cards, bank overdrafts, and advances); (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Effective Time); (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of others secured by a Lien on any Acquired Asset or asset which is used in or held for use in connection with, or related to, the Business; (e) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person; (f) all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; (g) all Liabilities of Seller or the Business in respect of capital leases; (h) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements; (i) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreement; (j) all guaranties of any of the foregoing; and (k) all accrued but unpaid interest, redemption or prepayment premiums or penalties and any other fees and expenses relating to any of the foregoing.
94    “Independent Expert” has the meaning assigned thereto in Section 1.8(d).
95    “Information Technology Systems” has the meaning assigned thereto in Section 3.4(h).
96    “Infringed” has the meaning assigned thereto in Section 3.4(f).
97    “Initial Purchase Price” means the Closing Cash Consideration and the Closing Stock Consideration.
98    “Insurance Policies” has the meaning assigned thereto in Section 3.21.
99    “Intellectual Property” means all past and present intellectual property or industrial property, whether registered or unregistered, and all rights therein, including any rights arising out of the foregoing at any time, which may exist or be created under the laws of any jurisdiction: (a) works of authorship, including exclusive exploitation rights, copyrights, and moral rights, and any derivative works thereof (“Copyrights”); (b) trademarks, service marks, trade dress, logos, slogans, trade names, service names and other brand identifiers, and the goodwill associated therewith (“Trademarks”); (c) trade secrets, know-how and confidential or proprietary information (including any business plans, designs, technical data, recipes, processes, formulae, specifications, processing instructions, manufacturing data, customer data, financial information, pricing and cost information, bills of material, or other similar information) (“Trade Secrets”); (d) all United States and foreign patents and patent applications, including design patents, and any disclosures relating thereto (and any patents that issue as a result of those patent applications or disclosures), and any inventions claimed therein, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof and foreign counterparts thereto, and all other discoveries or inventions (whether or not patentable)

(“Patents”); (e) software, Internet web site content, databases and data collections (including knowledge databases, customer lists and customer databases); (f) URL and domain name registrations (“Domain Names”); (g) any other proprietary rights applicable to intellectual property now known or hereafter recognized in any jurisdiction; (h) all rights in or relating to registrations, renewals, extensions, combinations, divisions, reissues of, derivative works of, improvements or modifications to, and applications for, any of the rights referred to in clauses (a) through (g) above or the embodiments thereof referred to in clause (i) below; (i) all embodiments of the foregoing, whether in written, graphic or electronic form, including software, lab notebooks, invention disclosure documents, databases or the like; and (j) all of the goodwill associated with the rights referred to in the foregoing.
100    “Intellectual Property Agreements” has the meaning assigned thereto in Section 3.4(b).
101    “Inventory” means all inventory wherever located, including raw materials, packaging materials, labeling, wrapping, supplies, parts, tooling, work-in-process and finished products and similar items and including any of the foregoing held in consignment, bailment, or other similar arrangement by any third Person or Affiliates of Seller, in each case, which is used in or held for use in connection with, or related to, the Business.
102    “Investment” has the meaning assigned thereto in Section 3.23(f).
103    “Judgment” means any judgment, decree, decision, injunction, ruling or order of any Governmental Authority.
104    “Key Employee” means each of the individuals identified on Schedule 1.1(b).
105    “Last Reported Sale Price” of the Parent Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Parent Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Parent Common Stock is then listed; provided, however, that if the Parent Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Parent Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization; provided, further, that if the Parent Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Parent Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by Parent.
106    “Law” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, commissioner/agency decisions or guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department, ministry or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.
107    “Leased Real Property” has the meaning assigned thereto in Section 3.3(a).
108    “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.
109    “Liens” means liens, pledges, security interests, options, rights of first and last negotiation, offer or refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, building restrictions, conditional sales agreements, encroachments, licenses to other Persons, leases to other Persons, security agreements, adverse claims of ownership, defects of title, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto, whether voluntarily incurred or arising by operation of law, and including any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreements or leases in the nature thereof.
110    “Losses” means, collectively, any and all costs, claims, losses, damages (including consequential damages, partial damages and incidental damages), diminution in value, Taxes, Liabilities, Proceedings, deficiencies, demands and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, all amounts paid in the investigation, defense or settlement of any of the foregoing and reasonable third-party legal fees and expenses.
111    “Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Parent Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Parent Common Stock or in any options, contracts or future contracts relating to the Parent Common Stock.
112    “Material Adverse Effect” means the effect of any circumstance, change, development, condition or event that is or could reasonably be expected to be materially adverse to (a) the business, operations, condition (financial or other), assets, prospects, or results of operations of the Business or the value of the Acquired Assets taken as a whole, or (b) Seller’s or its Affiliates’ ability to consummate the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include the effect of any such circumstance, change, development, condition or event to the extent resulting from or arising in connection with (i) conditions affecting the industry in which the Business operates generally; (ii) any change in, or proposed or potential change in, applicable Laws or the interpretation thereof ; (iii)

the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; and (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the U.S. or any other country or region in the world; provided that, in each case, the Business is not materially disproportionately affected as compared to other participants in the same industry.
113    “Maximum Amount” has the meaning assigned thereto in Section 9.2(b).
114    “Most Recent Balance Sheet” has the meaning assigned thereto in Section 3.12(a).
115    “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
116    “Multiemployer Plan Holdback Amount” means an amount of cash equal to $1,056,283.
117    “Net Working Capital” means the amount of the Current Assets less the amount of Current Liabilities.
118    “Non-Third Party Claim” has the meaning assigned thereto in Section 9.5(c).
119    “Objection Notice” has the meaning assigned thereto in Section 1.8(c).
120    “Offer Letters” means the offer letters from Buyer or Parent to each Key Employee, dated as of the date hereof and effective as the Closing Date.
121    “Offered Employees” has the meaning assigned thereto in Section 7.2.
122    “ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.
123    “Owned Real Property” has the meaning assigned thereto in Section 3.3(a).
124    “Parent Common Stock” means the Common Stock, par value $1.00 per share, of Parent.
125    “Parent SEC Documents” has the meaning assigned thereto in Section 5.5.
126    “Parent Stock” means the Series A Convertible Participating Cumulative Perpetual Preferred Stock, par value $1.00 per share, of Parent.

127    “Pass-Through Arrangement” has the meaning assigned thereto in Section 6.8(b).
128    “Patent Assignment” means the agreement entered into between Buyer and its applicable Affiliates and Seller and/or its designated Affiliates, to be executed at Closing, in substantially the form attached hereto as Exhibit H.
129    “Payoff Indebtedness” has the meaning assigned thereto in Section 2.1(b)(iv).
130    “PCI DSS” has the meaning assigned thereto in Section 3.8(d).
131    “Pension Liability Satisfaction Date” means the first date, if at all, when the Defined Benefit Plan has been terminated in accordance with all applicable Internal Revenue Service and Pension Benefit Guaranty Corporation requirements and all plan assets thereunder have been timely distributed in accordance with such requirements.
132    “Pension Plan” means a Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA (including any Multiemployer Plan).
133    “Per Share Price” initially means $1,000.00 per share of Parent Stock; provided, that, the Per Share Price of each share of Parent Stock is subject to adjustment pursuant to Section 5(a)(ii) and Section 5(d) of the Certificate of Designations; provided, further, that whenever this Agreement refers to the Per Share Price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Per Share Price as of the Close of Business (as such term is used in the Certificate of Designations) on such date.
134    “Periodic Report” has the meaning assigned thereto in Section 6.15.
135    “Permits” means all permits, licenses, franchises, approvals, authorizations, Consents or orders of, or filings with, any Governmental Authority or any other Person.
136    “Permitted Liens” means mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate Proceedings or Liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without interest or other penalty, in each case, (a) for which adequate accruals or reserves have been established on the Most Recent Balance Sheet in accordance with GAAP or (b) which have been incurred after the date of the Most Recent Balance Sheet to the extent expressly permitted by this Agreement.
137    “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

138    “Personal Information” means any information pertaining to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, which may include unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information”, “personal health information” and “personal financial information” each as defined by Law relating to the collection, use, sharing, handling, storage, retention, destruction, and/or disclosure of information about an identifiable individual.
139    “Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any bonus (including transaction bonus), incentive compensation, stock appreciation right, phantom stock, stock option, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, voluntary employees beneficiary, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation, employment agreement, compensation, tax gross-up and other compensation or benefit or similar plan, program, policy, agreement, arrangement, association, commitment, practice, contract and understanding (written or unwritten) including any trust, escrow, funding, insurance or other agreement related thereto.
140    “Pledge Agreement” means the Pledge Agreement by and between Seller and Buyer, to be executed at Closing, in substantially the form attached hereto as Exhibit I.
141    “Portland Real Estate Indebtedness” means the indebtedness of Seller and BFA secured by the Portland Site and payable to various financial lenders pursuant to that certain Loan and Security Agreement dated as of October 29, 2015, as amended, among Seller and BFA as Borrowers, the Lenders party thereto, and The PrivateBank and Trust Company, as Administrative Agent and Sole Lead Arranger, and identified therein as the “Term B Loan.”
142    “Portland Site” has the meaning assigned thereto in Section 3.13(h).
143    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
144    “Proceeding” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

145    “Processing Instructions” means all instructions for, and other documents relating to, manufacturing, processing, sampling, testing, packaging, storing, handling and shipping each Product.
146    “Product” and “Products” has the meaning assigned thereto in Section 3.14(a).
147    “Property Taxes” means real, personal and intangible property Taxes and similar ad valorem Taxes.
148    “Qualified Plan” has the meaning assigned thereto in Section 3.15(b).
149    “Refinanced Portland Real Estate Indebtedness” means the Indebtedness, if any, not secured by any Lien on any Acquired Asset, which may refinance the Portland Real Estate Indebtedness.
150    “Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through, within, or into, any soil, sediment, subsurface strata, surface water or groundwater, the air (including indoor air), natural resources, or structure, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
151    “Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring, or corrective actions with respect to, any Release of Hazardous Substances.
152    “Representatives” has the meaning assigned thereto in Section 6.9.
153    “Safety Notices” means all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety or regulatory compliance of the Products.
154    “Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
155    “SEC” means the U.S. Securities and Exchange Commission.
156    “Securities Act” means the Securities Act of 1933, as amended
157    “Seller” has the meaning assigned thereto in the preamble.
158    “Seller Indemnitees” means Seller, its Affiliates and each of their respective officers, directors, employees, shareholders, agents and Representatives.

159    “Seller Multiemployer Plan” has the meaning assigned thereto in Section 6.16.
160    “Seller Plan” means any Plan maintained, administered, sponsored or contributed to by Seller or its Affiliates or with respect to which Seller or its Affiliates has any Liability, whether actual or contingent, direct or indirect, in each case, other than any Multiemployer Plan.
161    “Seller Trade Secrets” has the meaning assigned thereto in Section 3.4(d).
162    “Seller’s Auditors” has the meaning assigned thereto in Section 1.8(b).
163    “Seller’s Knowledge” means the actual knowledge of David Boyd, Richard Boyd, David Roberts, Harry Kangis, Jeffrey Newman, Steve Weeks, Cynthia Hswe, Greg Spady, Matt Westley, Ann Nordquist, Ken Neishi, Michael Karstadt and Randy Layton, after reasonable inquiry of their direct reports for the relevant subject matter.
164    “Specifications” means all raw materials, manufacturing, packaging, labeling and quality assurance specifications for each Product.
165    “Stock Consideration” means 21,000 shares of Parent Stock.
166    “Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.
167    “Target Net Working Capital” means $8,204,865.
168    “Tax” or “Taxes” means any federal, state, local or foreign income, alternative or add-on minimum, gross receipts, branch profits, sales, use, transfer, gains, ad valorem, capital stock, franchise, profits, license, withholding, payroll, direct placement, employment, unemployment, social security, disability, excise, registration, severance, stamp, procurement, occupation, premium, real property, personal property, escheat, environmental, value added, estimated or windfall profit tax, custom, duty or other tax, charge, duty, fee, levy or assessment imposed by any Governmental Authority, together with any interest, additions or penalties with respect thereto, whether disputed or not, and including any transferee or secondary Liability with respect thereto (whether imposed by law, contractual agreement or otherwise) and any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person in respect of any of the foregoing and any Liability in respect of any of the foregoing as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any of the foregoing.
169    “Tax Contest” has the meaning assigned thereto in Section 8.6(c)(ii).
170    “Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

171    “Third-Party Claim” has the meaning assigned thereto in Section 9.5(a).
172    “Third-Party Intellectual Property” means all Intellectual Property owned by third Persons that are necessary for, used in, held for use in or related to the Business.
173    “Trademark Assignment” means the agreement entered into between Seller and its applicable Affiliates and Buyer and/or its designated Affiliates, to be executed at Closing, in substantially the form attached hereto as Exhibit J.
174    “Trading Day” means any day on which (a) trading in the Parent Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Parent Common Stock is then listed or, if the Parent Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Parent Common Stock is then traded; and (b) there is no Market Disruption Event. If the Parent Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
175    “Transfer” means to sell, offer to sell, contract or agree to sell, hypothecate, gift, pledge, assign, grant any option to purchase, dispose of or agree to dispose of, or otherwise alienate by operation of law or otherwise, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act.
176    “Transfer Taxes” has the meaning assigned thereto in Section 8.6(b).
177    “Transferred Contracts” means, subject to Section 6.8, the Contracts set forth on Schedule 1.1(c), of which Seller or its Affiliates are a party or bound and are used or held for use in, or arise out of or relate to, the Business.
178    “Transferred Employees” has the meaning assigned thereto in Section 7.2.
179    “Transferred Fixtures and Equipment” means the fixtures and equipment located in the Facilities and set forth on Schedule 1.1(d).
180    “Transferred Intellectual Property” means the Intellectual Property listed on Schedule 3.4(a)(i), the Formulations, Specifications and Processing Instructions for the Products and the Business, and all other Intellectual Property owned or purported to be owned by Seller or its Affiliates, that are used in, held for use in or related to the Business as currently conducted, except for any Excluded Asset specifically listed or described on Schedule 1.4.
181    “Transferred Tangible Assets” means the tangible assets owned or leased directly or indirectly by Seller or its Affiliates that are used in, held for use in connection with, or related to the Business, including any such tangible assets in the possession of third Persons, and all tangible assets owned or leased directly or indirectly by Seller or its Affiliates that are located at the Facilities.

182    “Transition Services Agreement” means the Transition Services Agreement among Buyer, Parent and the Seller Parties, to be executed at Closing, in substantially the form attached hereto as Exhibit K.
183    “USDA” means the U.S. Department of Agriculture.
184    “WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
185    “WARN Act Liability” means any Liability arising under the WARN Act with respect to any mass layoff, plant closing or other termination of any employee of Seller or any of its Affiliates, in any case, occurring on or prior to the Closing Date and/or with respect to any employee of Seller or any of its Affiliates who does not become a Transferred Employee.
186    “Withdrawal Liability” means any Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Sections 4203 and 4205, respectively, of ERISA.
1.2    Purchase and Sale of Acquired Assets. Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Buyer and/or its designated Affiliates, and Buyer and/or its designated Affiliates will purchase, the Acquired Assets, free and clear of all Liens.
1.3    Acquired Assets. The term “Acquired Assets” means all right, title and interest of Seller or its Affiliates in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill) and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business, including the following:
(a)    all Inventory;
(b)    all books of account, ledgers, reports, plans, drawings, plats, specifications, documentation detailing the Formulations, Specifications and Processing Instructions for the Products and the Business, surveys, drawings, testing results, certification materials, service and warranty records, quality records relating to products, environmental, safety and health plans, operating reports, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, purchasing records, billing records, art work, manuals, customer and supplier correspondence, existing product literature, advertising materials, sales and promotional materials and other books and records, in each case, which are used in or held for use in connection with, or related to, the Business (except Seller’s or its Affiliates’ corporate records and Tax Returns but only to the extent Seller is required by Law to retain title to the same) (collectively, the “Books and Records”);

(c)    subject to Section 6.8, all rights under the Transferred Contracts and any Additional Contracts that Buyer elects to accept and assume in its sole discretion in accordance with Section 6.14;
(d)    the Transferred Tangible Assets;
(e)    the Transferred Fixtures and Equipment;
(f)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, to the extent relating to any other Acquired Asset or any Assumed Liability, along with any and all recoveries by settlement, Judgment or otherwise in connection therewith;
(g)    all rights to coverage, benefits, or proceeds under any insurance policies to the extent relating to any Acquired Asset or any Assumed Liability;
(h)    the UPC codes that relate to the Products;
(i)    all laptops, desktops (including monitors) or notebook computers, computer software, hardware and other systems hardware and networking and communications assets, including servers located at the Facilities or which are used in or held for use in, or are related to, the Business;
(j)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Acquired Assets, to the extent such warranties, representations and guarantees are assignable;
(k)    the Transferred Intellectual Property and Seller’s rights to the Third-Party Intellectual Property;
(l)    all user information or data associated with or derived from the Domain Names included in the Transferred Intellectual Property and/or those internet web sites associated with the Domain Names included in the Transferred Intellectual Property;
(m)    telephone and facsimile numbers, social media accounts and social media handles;
(n)    the vehicles set forth on Schedule 1.3(m) that are owned or leased by Seller or any Affiliate of Seller;
(o)    the goodwill of the Business; and
(p)    the Current Assets.
1.4    Excluded Assets. Notwithstanding Section 1.3, the Acquired Assets shall expressly exclude (a) any Tax refunds (or credits) relating to any Excluded Tax; (b) any capital stock or similar equity interests in any subsidiary of Seller or its Affiliates; (c) copies of all

Books and Records necessary or appropriate for purposes of Seller’s performance of the Transition Services Agreement and the Co-Manufacturing Agreement and Seller’s subsequent wind down of business and liquidation; (d) any of Seller’s business records in storage that (i) relate to periods prior to 2000 and (ii) have exceeded their applicable retention periods; (e) any communications or documents (i) subject to attorney-client privilege, (ii) relating to the negotiation of this Agreement or the Collateral Agreements, (iii) exclusively relating to any other Excluded Assets or Excluded Liabilities, (iv) exclusively relating to any litigation or Proceeding set forth on Schedule 3.5, or (v) not otherwise relating to, used in, or held for use in connection with, the Business or the Acquired Assets; and (f) the assets set forth on Schedule 1.4 (clauses (a) through (f) collectively, the “Excluded Assets”).
1.5    Assumed Liabilities. Upon the terms, and subject to the conditions of this Agreement, Buyer and/or its designated Affiliates shall assume as of the Effective Time and shall pay, perform and discharge when due the following Liabilities, and only the following Liabilities, of Seller and its Affiliates; provided, however, that, notwithstanding clauses (a) through (f) below, Assumed Liabilities shall not include any such Liabilities to the extent they are retained by Seller or its Affiliates, or otherwise are the responsibility of Seller or its Affiliates pursuant to this Agreement (whether arising from Seller’s breach or inaccuracy of a representation or warranty or pursuant to Seller’s indemnification obligations or otherwise) (collectively, the “Assumed Liabilities”):
(a)    all Liabilities arising out of the operation of the Business after the Effective Time;
(b)    all Liabilities arising out of events or occurrences happening after the Effective Time under the Transferred Contracts that are Acquired Assets under Section 1.3(c), but not including any Liability for any Default or other failure to perform, improper performance, or violation under any such Transferred Contract occurring at or prior to the Effective Time;
(c)    all Liabilities in respect of any and all Products manufactured by Buyer or its Affiliates after the Effective Time;
(d)    all Liabilities for manufacturer’s coupons relating to Products issued after the Effective Time;
(e)     all Liabilities for trade and consumer promotions relating to the Products arising from trade promotion activities or events occurring after the Effective Time;
(f)    the Current Liabilities, but only to the extent such Liabilities are included in the calculation of Closing Net Working Capital; and
(g)    all Liabilities for Property Taxes levied with respect to the Acquired Assets that are the responsibility of Buyer pursuant to Section 8.6(a).

1.6    Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in Section 1.5, Buyer and its Affiliates shall not assume, or in any way be liable for the payment, performance or discharge of, any Liabilities of Seller or any of its Affiliates, whether liquidated or unliquidated, or known or unknown, or whether arising out of occurrences prior to, at or after the Effective Time (collectively, the “Excluded Liabilities”), including the following Liabilities (and notwithstanding anything to the contrary in Section 1.5, the Assumed Liabilities in all events exclude):
(a)    all Liabilities arising out of or related to the ownership or operation of the Business at or prior to the Effective Time, except to the extent included in the Current Liabilities or the Assumed Liabilities;
(b)    all Liabilities arising out of or related to the return or claimed spoilage of Products manufactured prior to the Effective Time (whether physically returned, or whether a credit, deduction or other accommodation is made);
(c)    all Liabilities arising out of or related to Safety Notices of Products manufactured prior to the Effective Time;
(d)    all Liabilities arising out of or related to any Default under any Transferred Contract occurring at or prior to the Effective Time;
(e)    all Liabilities arising out of or related to Indebtedness for borrowed money of Seller or any of its Affiliates;
(f)    all Liabilities arising out of or related to manufacturer’s coupons relating to Products and issued prior to the Effective Time;
(g)    all Liabilities arising out of or related to trade and consumer promotions relating to Products arising from trade promotion activities or events occurring prior to the Effective Time (whether paid or payable in the form of cash or through a credit, deduction or other accommodation or in any other form);
(h)    all Environmental Liabilities arising out of or related to the (i) ownership or operation of the Business or the Acquired Assets at or prior to the Effective Time, (ii) ownership or operation of the Facilities, (iii) the Release of Hazardous Substances or Handling of Hazardous Substances at, in, on, under or from the Facilities, (iv) any exposure to Hazardous Substances occurring prior to, on, or after the Closing Date, to the extent such Hazardous Substances were Released prior to the Closing Date, at, in, or from any Facility, (v) any violation of or noncompliance with Environmental Laws or Environmental Permits occurring or existing prior to the Closing Date by the Seller, at any Facility, pertaining to any Product, or otherwise in connection with the Business, including, in each case, any continuation of any such violation or noncompliance subsequent to the Closing Date, or (vi) ownership or operation of the Excluded Assets, in each case including those relating to (x) compliance with any Environmental Law, (y) the investigation, removal, cleanup or remediation of any Hazardous Substances whether on-site or off-site, or (z) any alleged personal injury or property damage involving any Hazardous Substance;
(i)    all Excluded Employee Liabilities, except as expressly provided in Section 6.16;
(j)    all Liabilities arising out of or related to the Excluded Taxes;
(k)    all Liabilities of Seller or its Affiliates to the extent arising out of or related to the Excluded Assets;
(l)    all Liabilities arising out of or related to Transfer Taxes that are the responsibility of Seller pursuant to Section 8.6(b);
(m)    all Liabilities arising out of or related to any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or its Affiliates or any other Person at or prior to the Effective Time;
(n)    all Liabilities arising out of or related to any Proceedings against Seller or its Affiliates, which shall have been asserted prior to the Effective Time or to the extent the basis of which shall have arisen or shall relate to periods at or prior to the Effective Time;
(o)    all Liabilities arising out of or related to any Lien or any Permitted Lien on any of the Acquired Assets or any of the Excluded Assets existing as of the Effective Time, regardless of when such Liabilities come due;
(p)    all Liabilities of Seller or its Affiliates arising out of or related to any fees, expenses or other payments to any agent, broker, investment banker or other firm or Person retained or employed by Seller or its Affiliates in connection with the transactions contemplated by this Agreement;
(q)    all Liabilities of Seller or its Affiliates arising out of or related to any customer rebates or upcharges, except to the extent included in the Closing Statement; and
(r)    all other Liabilities of Seller and its Affiliates that are not Assumed Liabilities.
1.7    Consideration. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Acquired Assets by Seller (or its Affiliates) to Buyer (or its designated Affiliates) pursuant to Section 1.2, at the Closing, Buyer shall, or shall cause its designated Affiliates to, (a) pay, or cause to be paid, to Seller the Closing Cash Consideration, (b) transfer to Seller the Closing Stock Consideration, and (c) assume the Assumed Liabilities as specified in Section 1.5. The Initial Purchase Price shall be subject to adjustment pursuant to the adjustments set forth in Section 1.8 (the Initial Purchase Price as so adjusted, the “Final Purchase Price”).

1.8    Working Capital Adjustment.
(a)    Estimated Purchase Price Adjustment. Seller shall deliver to Buyer, not later than five Business Days prior to the Closing Date, an estimated unaudited statement (the “Estimated Closing Statement”) of Seller’s good faith estimate of Net Working Capital of the Business as of the Effective Time (the “Estimated Net Working Capital”). The line items set forth on the Estimated Closing Statement shall be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements and include the line items set forth on Schedule 1.8 (provided that, in the event of a conflict between (x) GAAP and (y) consistency with the Financial Statements and the inclusion of the line items set forth on Schedule 1.8, GAAP shall control), and shall present fairly, in all material respects, the Estimated Net Working Capital of the Business as of the Effective Time; provided that for purposes of determining the book value of Inventory in connection with the Estimated Net Working Capital of the Business: (i) finished goods Inventory that, (A) as of the Effective Time, has less than 60 days of its consumer shelf life remaining or such lesser (or greater) number of remaining days of consumer shelf life as required by agreed-upon terms with applicable customers of Seller, or (B) represents any products that have been discontinued or are scheduled to be discontinued by Seller prior to the Effective Time, in each case, shall be valued at zero; and (ii) raw material Inventory that, (A) as of the Effective Time, has less than 60 days of its shelf life remaining, or (B) are exclusively used in products that have been discontinued or are scheduled to be discontinued by Seller prior to the Effective Time shall, in each case, shall be valued at zero; and (iii) no effect shall be given to any changes or adjustments arising from the transactions contemplated by this Agreement or the Collateral Agreements. Buyer or its designated independent certified public accountants shall have the right to be present to observe and verify the taking of any physical inventory in conjunction with the preparation of Seller’s calculation of the Inventory of the Business as of the Effective Time, and, at any time prior to the final determination of the Inventory of the Business as of the Effective Time pursuant to this Section 1.8, Buyer may review and examine the procedures, books, records and work papers of Seller relating to such calculation.
(b)    Preparation and Delivery of Closing Statements. Buyer shall prepare and deliver to Seller, not later than 90 days after the Closing Date, (i) an unaudited Closing statement (the “Final Closing Statement”) of the Net Working Capital of the Business as of the Effective Time and (ii) a statement of the accrued upcharges set forth on Schedule 1.8(b), as of the Effective Time (the “Accrual Statement,” and together with the Final Closing Statement, the “Closing Statements”). The line items set forth on the Final Closing Statement and the Accrual Statement, as the case may be, shall be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements (subject to the proviso set forth in clause (a) above, and, provided, that, in the event of a conflict between GAAP and consistency, GAAP shall control), and shall present fairly, in all material respects, the Net Working Capital of the Business and the Accrual Amount (as defined in Schedule 1.8(b)), in each case, as of the Effective Time. Seller shall, and shall cause Seller’s independent certified public accountants (the “Seller’s Auditors”) to, cooperate with Buyer in the preparation of the Closing Statements, including by providing Buyer and Buyer’s independent certified public accountants with reasonable access to the working papers of the Business relating to the Estimated Closing Statement.

(c)    Review of Closing Statements. During the 30 days following Seller’s receipt of the Closing Statements, Buyer will provide Seller and Seller’s Auditors with reasonable access to (x) the working papers of the Business relating to the Closing Statements and (y) Buyer’s senior accounting employees and Buyer’s Accountant to respond to questions relating to the preparation of the Closing Statements and the calculation of the items thereon, in each case, solely to allow Seller and Seller’s Auditors to determine the accuracy of Buyer’s calculation of the items set forth in the Closing Statements. Within 30 days following Seller’s receipt of the Closing Statements, Seller shall notify Buyer in writing of any objections that Seller may have to the Final Closing Statement or the Accrual Statement, as the case may be, stating in reasonable detail the basis for any such objections (an “Objection Notice”); provided, that the only bases for objection shall be (i) non-compliance with the standards set forth in this Section 1.8 for the preparation of the Closing Statements and (ii) computational errors. If Seller fails to deliver an Objection Notice to Buyer within such 30-day period, Seller shall be deemed to have concurred with the Closing Statements and its calculation of the Net Working Capital and the Accrual Amount shall become final and binding on all parties.
(d)    Dispute Resolution. If Seller timely delivers an Objection Notice to Buyer in accordance with Section 1.8(c), then the Closing Statements and the Net Working Capital and Accrual Amount, as the case may be, shall become final and binding upon the parties on the earliest of (i) the date Buyer and Seller resolve in writing any differences that they have with respect to any matter specified in the Objection Notice and (ii) the date any matters properly in dispute are finally resolved in writing by the Independent Expert. If Seller timely delivers an Objection Notice to Buyer in accordance with Section 1.8(c), Buyer and Seller shall, together with their respective independent certified public accountants, promptly consult with each other in good faith and exercise reasonable efforts to attempt to resolve differences in their respective analyses of the Final Closing Statement or the Accrual Statement, as the case may be, within 30 days after Seller delivers the Objection Notice. Any matter not specifically referenced in the Objection Notice shall be conclusively deemed to have been agreed upon by the parties. If Buyer and Seller are unable to resolve their differences within such 30-day period, either Buyer or Seller may refer the matter to PricewaterhouseCoopers LLP (the “Independent Expert”) which shall be instructed to resolve such differences pursuant to a written report delivered to the parties within 30 days after the matter is referred to it on the basis of the standards set forth above in this Section 1.8. Buyer and Seller shall instruct the Independent Expert not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, and Seller, on the other hand, or less than the smallest value for such items assigned by Buyer, on the one hand, and Seller, on the other hand. The Independent Expert shall act as an expert and not as an arbitrator, and shall resolve only matters in dispute. The determination of the Independent Expert shall be final, binding and conclusive on the parties. For the avoidance of doubt, the determination of the Independent Expert shall constitute an award that can be confirmed by a court under applicable Law, including Sections 5701 and 5713 of the Delaware Uniform Arbitration Act.
(e)    Fees and Expenses. Each party shall bear the fees and expenses of its respective independent certified public accountants incurred in performing services pursuant to this Section 1.8. If an Independent Expert is selected to resolve differences between Buyer and

Seller in accordance with Section 1.8(d), the fees and expenses of such Independent Expert shall be borne by Buyer and Seller in proportion to the aggregate amount of all disputed items as to which such party’s claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the Independent Expert determines that Seller’s claim prevails with respect to $250,000 of such disputed items and Buyer’s claim prevails with respect to $750,000 of such disputed items, then Seller would be obligated to pay 75% of the fees and expenses and Buyer would be obligated to pay 25% of the fees and expenses).
(f)    Payment of Adjustment. Subject to the terms and conditions of this Agreement, the following adjustments and payments shall be made:
(i)    The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the difference between Net Working Capital, as finally determined pursuant to this Section 1.8 (“Closing Net Working Capital”), and Estimated Net Working Capital (expressed as a positive number if Closing Net Working Capital exceeds Estimated Net Working Capital or a negative number if Closing Net Working Capital is less than Estimated Net Working Capital).
(ii)    If the Adjustment Amount, as finally determined pursuant to this Section 1.8, is a positive number, then Buyer shall promptly (but in no event later than five Business Days after such final resolution) pay Seller the Adjustment Amount, by wire transfer of immediately available funds to an account designated by Seller.
(iii)    If the Adjustment Amount, as finally determined pursuant to this Section 1.8, is a negative number, then Seller shall promptly (but in no event later than five Business Days after such final resolution) pay Buyer the amount equal to the absolute value of the Adjustment Amount, by wire transfer of immediately available funds to an account designated by Buyer; provided that Buyer shall have the right (but not the obligation) to satisfy all or any portion of such deficiency by (x) permanently retaining such amount from the Holdback Cash Amount or (y) netting against any amount due to Seller under Section 1.8(f)(iv).
(iv)    Subject to Section 1.8(f)(iii), Buyer shall promptly (but in no event later than five Business Days after such final resolution) pay Seller the Final Accrual Amount (as defined in Schedule 1.8(b)), by wire transfer of immediately available funds to an account designated by Seller.
1.9    Holdback Amount. In order to at least partially satisfy and to establish a procedure for the satisfaction of any post-Closing adjustment to the Initial Purchase Price pursuant to Section 1.8 (to the extent Buyer so elects) and the satisfaction of indemnification claims by the Buyer Indemnitees for indemnification pursuant to Article 9, Buyer shall retain and holdback (a) the Holdback Cash Amount and (b) the Holdback Stock Amount. The Holdback Cash Amount and Holdback Stock Amount shall be retained by Buyer and released to Seller, as applicable, pursuant to the terms and subject to the conditions of this Agreement.
1.10    Allocation of Final Purchase Price. The Final Purchase Price (and the Assumed Liabilities to the extent properly taken into account under the Code) shall be allocated among the

Acquired Assets and the covenant not to compete set forth in Section 6.7 in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as applicable). Buyer shall prepare and deliver to Seller an allocation schedule setting forth Buyer’s determination of such allocation (the “Allocation Schedule”) within 60 days following the date of determination of the Final Purchase Price. If Seller notifies Buyer in writing, within 30 days after the date on which Seller receives the Allocation Schedule, that Seller objects to one or more items reflected in the Allocation Schedule, Buyer and Seller shall cooperate in good faith to resolve such dispute and modify the Allocation Schedule accordingly. If Buyer and Seller are unable to resolve any such dispute within 30 days after Seller’s notice of disagreement, such dispute shall be resolved promptly by the Independent Expert or another nationally recognized accounting firm acceptable to Buyer and Seller, the costs of which shall be borne equally by Buyer and Seller. Buyer and Seller agree to file all income Tax Returns (including IRS Form 8594) consistent with the Allocation Schedule unless otherwise required by Law. If the Final Purchase Price is adjusted pursuant to Section 9.11, the Allocation Schedule shall be adjusted in a manner consistent with the foregoing procedures.
ARTICLE 2

CLOSING
2.1    Closing. The closing of the purchase and sale of the Acquired Assets and of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Latham & Watkins LLP, 355 S. Grand Avenue, Suite 100, Los Angeles, California, at 9:00 a.m. Pacific Time on the first Business Day of the next month following the Business Day on which satisfaction or waiver of the conditions specified in Sections 2.2 and 2.3, or such other time on such other date as is mutually agreed in writing between Buyer and Seller; provided, however, that in any event “Effective Time” shall mean 12:01 a.m. local time on the day that the Closing occurs (the “Closing Date”). All transactions at the Closing shall be deemed to have taken place simultaneously and no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.
(a)    At the Closing, Buyer shall deliver:
(i)    to Seller, the Closing Cash Consideration by wire transfer of immediately available funds pursuant to wire transfer instructions provided by Seller to Buyer;
(ii)    to Seller, the Closing Stock Consideration;
(iii)    on behalf of Seller, the aggregate amount of Payoff Indebtedness, in each case, in accordance with payoff letters executed by the applicable lender with respect thereto and delivered to Buyer pursuant to Schedule 2.1(b)(iv), by wire transfer of immediately available funds to the account(s) designated in such payoff letters;

(iv)    each of the Collateral Agreements to which Buyer and/or its designated Affiliates are party duly executed by Buyer and/or such designated Affiliates;
(b)    At the Closing, Seller shall deliver or cause to be delivered to Buyer, in each case in form and substance reasonably satisfactory to Buyer:
(i)    each of the Collateral Agreements to which Seller and its applicable Affiliates are a party duly executed by Seller and such Affiliates;
(ii)    Offer Letters duly executed by each Key Employee;
(iii)    subject to Section 6.8 and any waiver by Buyer of the Closing condition set forth in Section 2.2(g) with respect to a Consent identified in Schedule 2.2(g), all third-party Consents required for valid transfer of the Acquired Assets as contemplated by this Agreement;
(iv)    one or more payoff (or Lien release) letters, duly executed by the applicable lenders, with respect to all Indebtedness of Seller set forth on Schedule 2.1(b)(iv) (the “Payoff Indebtedness”), accompanied by UCC termination statements, releases and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such Indebtedness and the release of any Liens and guaranties in connection therewith (other than the Portland Real Estate Indebtedness or the Refinanced Portland Real Estate Indebtedness, as the case may be);
(v)    a copy of the text of the resolutions adopted by the board of directors and the shareholders of Seller and any applicable Affiliates, if any, authorizing the execution, delivery and performance of this Agreement and the Collateral Agreements, certified by an appropriate executive officer of Seller and any applicable Affiliates;
(vi)    an affidavit of each of Seller and any Affiliate of Seller transferring Acquired Assets pursuant to this Agreement, dated as of the Closing Date and substantially in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv), setting forth such Person’s name, address and federal employer identification number and stating under the penalties of perjury that such Person is not a “foreign person” within the meaning of Section 1445 of the Code;
(vii)    evidence reasonably satisfactory to Buyer that each Affiliate Agreement and each agreement set forth on Schedule 6.13 has been terminated; and
(viii)    such other appropriately executed instruments of sale, assignment, transfer and conveyance effecting the sale and transfer to Buyer and/or its designated Affiliates of the Acquired Assets.
(c)    Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
2.2    Buyer’s Conditions to Closing. The obligation of Buyer to consummate the transactions provided for hereby is subject to the satisfaction (or waiver by Buyer) as of the Closing of each of the following conditions:
(a)    The representations and warranties of the Seller Parties made in Article 3 (other than the Fundamental Representations), disregarding all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date).
(b)    The Fundamental Representations of the Seller Parties made in Article 3, disregarding all qualifications and exceptions relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date).
(c)    The Seller Parties shall have performed, satisfied or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by the Seller Parties by the time of the Closing, to the extent not waived by Buyer with respect to the Closing condition set forth in Section 2.2(g).
(d)    Seller shall have delivered to Buyer a certificate of Seller dated the Closing Date and signed by an authorized officer of Seller to the effect that each of the conditions specified above in Sections 2.2(a), (b) and (c) has been satisfied.
(e)    No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by the Collateral Agreements or which could reasonably be expected to have a material adverse effect on the right or ability of Buyer or its Affiliates to own, operate, possess or transfer the Acquired Assets or the Business after the Closing.
(f)    There shall not be any Law or Judgment that makes the purchase and sale of the Business or the Acquired Assets contemplated hereby illegal or otherwise prohibited.
(g)    Each of the Consents identified in Schedule 2.2(g) must have been obtained and be in full force and effect.
(h)    Buyer shall have received the consent of JPMorgan Chase Bank, N.A. and SunTrust Bank under Parent’s senior secured revolving credit facility.

(i)    The Core-Mark Agreement shall have been amended or modified on terms satisfactory to Buyer.
(j)    Seller (i) shall have (A) executed and delivered, or caused to be executed and delivered, to Buyer all documents necessary to release the Acquired Assets from all Liens covering the Acquired Assets (which documents shall be in a form reasonably satisfactory to Buyer’s counsel) and (B) filed or recorded such documents with all appropriate Governmental Authorities to the extent such Liens are filed or recorded in the records of Governmental Authorities, or (ii) shall have performed all obligations (including the payoff of all secured Indebtedness prior to or concurrently with the Closing) necessary for the release of such Liens and caused the holders of the Liens to issue their commitments to execute and deliver such release documents (in form appropriate for filing or recording, if applicable, and otherwise reasonably satisfactory to Buyer’s counsel), which commitments shall be unconditional except for the payoff of the secured Indebtedness with the proceeds from the Initial Purchase Price.
(k)    Seller and its applicable Affiliates shall have executed and delivered to Buyer each of the Collateral Agreements to which Seller and its applicable Affiliates are a party, and Buyer shall have received the other agreements, instruments and documents to be delivered to it under Section 2.1(b).
(l)    Seller and its applicable Affiliates shall have executed and delivered to Buyer the applicable documents necessary to transfer the UPC codes that relate to the Products.
(m)    Since the date of this Agreement, there shall have been no change, event or development that has had or could reasonably be expected to have a Material Adverse Effect.
2.3    Seller’s Conditions to Closing. The obligation of Seller to consummate the transactions provided for hereby is subject to the satisfaction (or waiver by Seller) as of the Closing of each of the following conditions:
(a)    The representations and warranties of Buyer and Parent made in Article 4 and Article 5, respectively, (other than the Fundamental Representations) disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import, shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date).
(b)    The Fundamental Representations of Buyer and Parent made in Article 4 and Article 5, respectively, disregarding all qualifications and exceptions relating to materiality, material adverse effect or words of similar import, shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as if made on such date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of such specified date).
(c)    Each of Buyer and Parent shall have performed, satisfied, or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed, satisfied or complied with by Buyer or Parent, as applicable, by the time of the Closing.
(d)    Buyer shall have delivered to Seller a certificate of Buyer dated the Closing Date and signed by an authorized officer of Buyer to the effect that each of the conditions of Buyer specified above in Sections 2.3(a), (b) and (c) has been satisfied.
(e)    Parent shall have delivered to Seller a certificate of Parent dated the Closing Date and signed by an authorized officer of Parent to the effect that each of the conditions of Parent specified above in Sections 2.3(a), (b) and (c) has been satisfied.
(f)    No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by the Collateral Agreements or which could reasonably be expected to damage Seller if the transactions contemplated hereby are consummated. There shall not be any Law or Judgment that makes the purchase and sale of the Business or the Acquired Assets contemplated hereby illegal or otherwise prohibited.
(g)    Buyer and/or its designated Affiliates shall have executed and delivered to Seller and its applicable Affiliates each of the Collateral Agreements to which Buyer and its designated Affiliates are a party, and Seller shall have received the other agreements, instruments and documents to be delivered to it under Section 2.1(a).
(h)    Buyer shall have delivered to Seller evidence that the Certificate of Designations has been duly filed with the Secretary of State of the State of Delaware.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the Disclosure Schedules attached hereto (with specific reference to the particular Section or subsection of this Agreement to which the disclosure set forth in such Disclosure Schedule relates; provided, that any disclosure set forth in one Section of such Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face; provided, further, that no information set forth in the Disclosure Schedules shall apply to or limit the representation in Section 3.18(a)), each of the Seller Parties, jointly and severally, hereby represents and warrants to Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specific date or time), true and correct:
3.1    Seller’s Authority; No Conflicts.
(a)    Seller is a corporation duly incorporated and validly existing under the laws of the State of Oregon. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party, and to perform its obligations hereunder and thereunder. All other corporate proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate proceedings on the part of Seller is necessary to authorize this Agreement and the Collateral Agreements to which it is a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Collateral Agreements to which Seller is a party at the Closing will be, duly executed and delivered by Seller and, assuming the due execution hereof and thereof by Buyer and Parent, this Agreement constitutes, and each of the Collateral Agreements will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
(b)    Each Seller Party, if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or formation. Such Seller Party has all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which it is a party, and to perform its respective obligations hereunder and thereunder. All other corporate proceedings required to be taken by such Seller Party to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate proceedings on the part of such Seller Party is necessary to authorize this Agreement and the Collateral Agreements to which it is a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Collateral Agreements to which such Seller Party is a party at the Closing will be, duly executed and delivered by such Seller Party and, assuming the due execution hereof and thereof by Buyer or its Affiliate and Parent, this Agreement constitutes, and each of the Collateral Agreements will constitute, the valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
(c)    Each Seller Party that is a natural person has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and each of the Collateral Agreements to which he is a party, and to perform his respective obligations hereunder and thereunder. This Agreement has been, and each of the Collateral Agreements to which such Seller Party is a party at the Closing will be, duly executed and delivered by such Seller Party and, assuming the due execution hereof and thereof by Buyer or its Affiliate and Parent, this Agreement constitutes, and each of the Collateral Agreements will constitute, the valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.

(d)    The execution, delivery and performance by Seller or any of Affiliate of Seller of this Agreement or any Collateral Agreement to which Seller or such Affiliate is a party does not and will not violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a Default under, or result in the creation of any Lien (other than Permitted Liens) on any Acquired Assets or the Business under (i) any provision of Seller’s or such Affiliate’s certificate of incorporation, by-laws or equivalent organizational documents, (ii) any Judgment or Law, in any material respect, that is applicable to Seller or such Affiliate or any of their respective properties or assets or (iii) except as set forth in Schedule 3.1(d), any material Contract or Permit to which Seller or such Affiliate is a party or by which any of their respective properties or assets is bound. No Consents of Governmental Authorities are required to be obtained by Seller or its Affiliates in connection with the execution or delivery of this Agreement and the Collateral Agreements to which they are party, or the consummation of the transactions contemplated hereby and thereby.
3.2    Title to Tangible Assets; No Subsidiaries.
(a)    Seller has, and at the Effective Time will transfer, good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Tangible Assets, and upon consummation of the transactions contemplated hereby, Buyer and/or its designated Affiliates will acquire good, valid and marketable title to, or a valid leasehold interest in, all of the Transferred Tangible Assets, in each case, free and clear of all Liens, except Permitted Liens.
(b)    All of the Transferred Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business and conform in all material respects to all Laws.
(c)    Seller does not directly or indirectly own or have a beneficial interest in any subsidiary.
3.3    Real Property.
(a)    Schedule 3.3(a) sets for a true, correct and complete list of all real property or interests in real property that is owned in fee by Seller or its Affiliates (the “Owned Real Property”) or leased by Seller or its Affiliates (the “Leased Real Property”) that is used or held for use in the operation or conduct of the Business as currently conducted. The Facilities include all of the real property owned or leased by Seller or its Affiliates and used or held for use in the operation or conduct of the Business as currently conducted.
(b)    Seller or its applicable Affiliates have fee title to the Owned Real Property, in each case free and clear of all Liens except Permitted Liens. There are no pending or, to Seller’s Knowledge, threatened condemnation Proceedings or other actions relating to any Facility. Except for the BFA Lease listed on Schedule 3.3(a), there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any Facility or an interest in any Facility.

(c)    All Facilities have received all approvals of Governmental Authorities (including permits and certificates of occupancy or other similar certificates permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws in all material respects.
(d)    All Facilities are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and, to Seller’s Knowledge, there is no condition which would reasonably be expected to result in the termination of or reduction in the present access from any Facility to such utility services.
(e)    The improvements constructed on the Facilities are (i) structurally sound with no known material defects, (ii) in good operating condition and repair in all material respects, subject to ordinary wear and tear, (iii) not in need of material maintenance, repair or correction except for ordinary routine maintenance and repair, (iv) sufficient in all material respects for the operation of the Business as presently conducted and (v) in conformity with all applicable Laws in all material respects.
(f)    Seller has not received written notice of any special assessment relating to any of the Facilities or any portion thereof and there is no pending or, to Seller’s Knowledge, threatened special assessment.
(g)    Except for the leases listed on Schedule 3.3(g), there are no real property leases pursuant to which Seller or its Affiliates lease from a third Person, or a third Person leases from Seller or its Affiliates, any real property used or held for use in the operation or conduct of the Business. True and correct copies of all leases have been delivered or made available for review by Buyer. The leases are unmodified and in full force and effect, and there are no other agreements, written or oral, for the use and occupancy of the real property leased under the leases. Neither Seller nor its Affiliates, nor to the Seller’s Knowledge, any landlord or other party, is in Default under the leases, and, to the Seller’s Knowledge, no Defaults by Seller or any landlord or other party have been alleged thereunder.
3.4    Intellectual Property.
(a)    Schedule 3.4(a) sets forth a true, correct and complete list of all of the registered Trademarks, issued Patents, registered Domain Names, and registered Copyrights, all applications for registration or issuance of any of the foregoing, and all material unregistered Trademarks included within the Transferred Intellectual Property. For each item listed on Schedule 3.4(a), such schedule also accurately identifies, as applicable, the jurisdiction, the registration or application number, the date of the registration or application, and the owner. Other than the Transferred Intellectual Property, and except for any Excluded Assets listed, or described, in Schedule 1.4, there is no other Intellectual Property owned or purported to be owned by Seller or its Affiliates that are used in, held for use in or related to the operation of the Business as currently conducted. Except as listed in Schedule 3.4(a), Seller or its applicable Affiliates are the exclusive owners of all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Liens, and have the right to use the Transferred

Intellectual Property for the operation of the Business as it is currently conducted without payment to another Person, other than in respect of the licenses set forth in Schedule 3.4(b). Other than in respect of the licenses set forth in Schedule 3.4(b), no Person has any ownership interest in or other right to any Transferred Intellectual Property (including any interest or right in any derivatives thereof, whether or not developed as of the Effective Time), including the right to royalty payments based on Seller’s, its Affiliates’ or its customers’ license, sale or use of the Products. Seller and its Affiliates have not received any written notice or claims challenging Seller’s or its Affiliates’ exclusive ownership of any Transferred Intellectual Property or the validity or enforceability of any Transferred Intellectual Property. Except as listed in Schedule 3.4(a), Seller and its Affiliates have not granted to any Person any exclusive rights in any Transferred Intellectual Property. Except as listed in Schedule 3.4(a), no Transferred Intellectual Property has been or is now subject to any opposition, invalidation, cancellation or other Proceeding, outstanding Judgment or Contract that restricts in any manner the use, transfer or licensing thereof by Seller or its Affiliates or that affects or may affect the validity, use or enforceability of the Transferred Intellectual Property.
(b)    Schedule 3.4(b) sets forth a true, correct and complete list of all Contracts related to Intellectual Property to which Seller or its Affiliates is a party pursuant to which (i) Seller or its Affiliates grants to a third Person a license or other right to use any Transferred Intellectual Property, (ii) any third Person licenses or otherwise grants rights to Seller or its Affiliates to use any Third-Party Intellectual Property owned by such third Person or (iii) constitutes or includes a covenant not to sue, non-assertion, co-existence, settlement, escrow or similar Contract related to Intellectual Property (collectively, the “Intellectual Property Agreements”); provided, however, that for scheduling purposes only, licenses to Seller or its Affiliates of commercially-available software generally available on non-negotiable terms for an annual license, maintenance and/or support cost of $10,000 or less, covering software that has not been materially modified, customized or misused, do not need to be listed on Schedule 3.4(b) or Schedule 3.6(a). Seller has delivered to Buyer accurate and complete copies of all Intellectual Property Agreements. Except as listed in Schedule 3.4(b), there are no outstanding and, to Seller’s Knowledge, no threatened, disputes or disagreements with respect to any such Intellectual Property Agreement.
(c)    All Transferred Intellectual Property is valid and enforceable under the Laws of the United States or, in the case of any foreign trademark registration, under the Laws of the applicable foreign jurisdiction, and is not subject to any maintenance fees or Taxes, filings or other actions falling due within 90 days after the Closing Date. All Products and related materials bearing a registered Trademark owned by Seller or its Affiliates or subject to a Patent owned by Seller or its Affiliates bear the proper registration notice where permitted or required by Law.
(d)    With respect to each Trade Secret that is included in the Transferred Intellectual Property as used in, held for use in or related to the operation of the Business as it is currently conducted (“Seller Trade Secrets”), the Formulations for the current coffee and non-coffee products and all other Processing Instructions and Specifications which are included in such Seller Trade Secrets have been reduced to writing and are available in a digital library.

Other than the Formulations for the current coffee and non-coffee products and all other Processing Instructions and Specifications which are included in the Seller Trade Secrets, there are no material Seller Trade Secrets. The documentation relating to tangible Seller Trade Secret is current, accurate and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Upon consummation of the Closing, Seller or its applicable Affiliates will have transferred and assigned to Buyer or its designated Affiliates all of the tangible Seller Trade Secrets that are included in the Transferred Intellectual Property designated to be included in the Acquired Assets. Seller and its applicable Affiliates have taken reasonable precautions to protect the secrecy, confidentiality and value of all Seller Trade Secrets. Except as listed in Schedule 3.4(d), to Seller’s Knowledge, (i) there has been no misappropriation or disclosure of any Seller Trade Secrets by any Person; (ii) no employee, independent contractor or agent of Seller or its Affiliates has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of Seller or its Affiliates is in Default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the Transferred Intellectual Property.
(e)    The Transferred Intellectual Property constitutes all of the Intellectual Property necessary to operate the Business as currently conducted other than any (i) Excluded Assets specifically listed or described in Schedule 3.4(e), or (ii) Third-Party Intellectual Property licensed to Seller or its Affiliates pursuant to an Intellectual Property Agreement to be transferred to Buyer pursuant to this Agreement or which Seller will have the right to sublicense to Buyer following the Closing.
(f)     Except as listed in Schedule 3.4(f), Seller or its Affiliates have not infringed, misappropriated, interfered with or otherwise violated (collectively, “Infringed,” “Infringing” or “Infringement”), and are not Infringing, any Intellectual Property of any Person relating to the Products or the Business, except, in each case, as would not be material to Seller, and no claim of Infringement of the Intellectual Property of any Person is pending or to Seller’s Knowledge threatened against Seller, its Affiliates or any Person who may be entitled to be indemnified by Seller or its Affiliates for such Infringement relating to the Transferred Intellectual Property, the Products or the Business. Except as listed in Schedule 3.4(f), neither Seller nor its Affiliates have received any written notice alleging Infringement of the Intellectual Property of any Person regarding the Transferred Intellectual Property, the Products or the Business. To Seller’s Knowledge, no third party is Infringing any Transferred Intellectual Property.
(g)    Neither the execution, delivery, or performance of this Agreement or any Collateral Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of rights in, or Lien on, or the acceleration of any rights with respect to any Transferred Intellectual Property; (ii) a breach of, change in, or termination or other right arising under, any Intellectual Property Agreement; (iii) the release, disclosure, or delivery of any Transferred Intellectual Property by or to any escrow agent or other

Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of Transferred Intellectual Property.
(h)    Except as listed in Schedule 3.4(h), all computers, workstations, routers, hubs, switches, communication lines and other information technology assets and equipment used or held for use in connection with the operation of the Business as currently conducted, whether in use by the Seller or a vendor to the Business (collectively with all associated documentation used in connection with the operation of the Business, “Information Technology Systems”) operate and perform in all material respects in accordance with their documentation and functional specifications and are and have been within the past 12 months free of (i) any critical defects, including any critical error or critical omission in the processing of any transactions and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or hardware components that would permit or cause unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Information Technology Systems or data or other software stored therein (“Contaminants”). Seller and its Affiliates take, and have taken, reasonable steps and implement, and have implemented, reasonable procedures, common in the industry under the circumstances which are intended to (x) ensure that the Information Technology Systems used in connection with the operation of the Business are reasonably free from Contaminants, (y) reasonably ensure the security and integrity of Personal Information and other proprietary data, protect against hazards or threats to the security or integrity of Personal Information and other proprietary data and (z) reasonably prevent unauthorized access to Personal Information and other proprietary data. Seller and its Affiliates takes and has taken reasonable steps common in the industry under the circumstances to safeguard and back-up at secure off-site locations the Information Technology Systems. Except as listed in Schedule 3.4(h), to the Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the security of any Information Technology Systems. Seller and its Affiliates have taken reasonable steps common in the industry under the circumstances to implement security patches or upgrades that are generally available for the Information Technology Systems. Except as listed in Schedule 3.4(h), neither Seller nor any of its Affiliates has experienced any material accidental loss, alteration, disclosure or destruction of, misuse of, unauthorized third-party access to, or damage to, data held or processed by or on behalf of Seller’s or any of its Affiliates’ customers or employees, including Personal Information and Cardholder Data.
3.5    Litigation; Proceedings. Except as set forth in Schedule 3.5, there are no (a) outstanding Judgments relating to the Business, the Acquired Assets, any Product or the Facilities or (b) Proceedings pending or, to Seller’s Knowledge, threatened, which relate to the Business, the Acquired Assets, any Product or the Facilities. Seller and its Affiliates are not in Default under any Judgment against Seller or its Affiliates with respect to the Business, the Acquired Assets, any Product or the Facilities. There are no material investigations pending or, to Seller’s Knowledge, threatened, which relate to the Business, the Acquired Assets, any Product or the Facilities.

3.6    Contracts.
(a)    Schedule 3.6(a) sets forth a true, correct and complete list of each of the following Contracts (x) by which any of the Acquired Assets are bound or affected or (y) to which Seller or any Affiliate of Seller is a party or by which it is bound in connection with the Business or the Acquired Assets:
(i)    all Contracts not made in the ordinary course of business;
(ii)    all Contracts relating to the employment, severance, retention or change in control;
(iii)    all collective bargaining agreements or any other labor or union Contract;
(iv)    all Contracts containing a covenant that limits the freedom of Seller or any officer, director, shareholder or Affiliate of Seller to compete with any Person or to engage in any line of business;
(v)    all Contracts under which any Acquired Assets or any Facility are subject to a Lien or Seller or its Affiliates have borrowed any money, or issued any note, bond, debenture, loan, letter of credit, guarantee or other evidence of indebtedness to any Person;
(vi)    all Contracts with (A) Seller or any of its Affiliates or (B) any officer, director, member or manager of Seller or its Affiliates;
(vii)    all Contracts with a Governmental Authority;
(viii)    all leases of real property;
(ix)    all Contracts with a broker or a distributor involving annual aggregate consideration in excess of $20,000;
(x)    all co-manufacturing or co-packing agreements involving annual aggregate consideration in excess of $20,000;
(xi)    all Contracts with any customer involving annual aggregate consideration in excess of $20,000 (other than standard form purchase orders, the form of which has been previously provided to Buyer);
(xii)    all Contracts with any Business Employee or consultant;
(xiii)    all confidentiality agreements, other than (A) standard form confidentiality agreements with employees or consultants, the form of which has been previously provided to Buyer and (B) standard confidentiality clauses in customer, broker, or distributor Contracts, each of which has been previously provided to Buyer;

(xiv)    all Contracts relating to the acquisition of any business or Person by merger, consolidation, asset purchase or any other means;
(xv)    all Contracts that limit or restrict the ability of the Seller to develop, manufacture, market or sell any Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect;
(xvi)    all Intellectual Property Agreements; or
(xvii)    all other Contracts that have an aggregate future expenditure liability, actual or potential, to any Person in excess of $50,000.
Seller has delivered to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 3.6(a), including all amendments and supplements thereto.
(b)    Except as set forth in Schedule 3.6(b), all Contracts set forth, or required to be set forth on Schedule 3.6(a), are, and all Contracts that are required to be set forth in Schedule 6.14 will be, valid, binding, in full force and effect and are enforceable by Seller or its Affiliates in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by the effect of equity principles. Seller and its Affiliates and, to Seller’s Knowledge, all other parties to Contracts required to be set forth in Schedule 3.6(a), have complied in all material respects with the provisions thereof. None of Seller, its Affiliates, nor, to Seller’s Knowledge, any other party to a Contract required to be set forth in Schedule 3.6(a) is in material Default thereunder and no notice of any claim of material Default has been given to or made by Seller or its Affiliates or, to Seller’s Knowledge, any other party to a Contract required to be set forth Schedule 3.6(a).
(c)    Except as set forth in Schedule 3.6(c), no Consent from any other Person under any Contract set forth or required to be set forth on Schedule 3.6(a) is required to be obtained by Seller or its Affiliates in connection with the execution or delivery of this Agreement and the Collateral Agreements to which they are party, or the consummation of the transactions contemplated hereby and thereby.
3.7    Customers, Distributors, Suppliers; Brokers and Co-Manufacturers. Schedule 3.7 sets forth a true, correct and complete list for the year ended December 31, 2016 and the six-month period ended June 30, 2017, of: (a) the 20 largest (in terms of dollar amount) customers of the Business, showing the total sales to each such customer during such period; (b) each distributor to which $250,000 or more of total sales were made by Seller or its Affiliates in connection with the Business during any such period, showing the total sales to each such distributor during such period; (c) the 20 largest (in terms of dollar amount) suppliers of the Business, showing the total purchases from each such supplier during such period; (d) the 10 largest (in terms of dollar amount) brokers of the Business, showing the total payments made by Seller to such brokers during such period; and (e) all co-manufacturers of the Business, showing the total amount of Products manufactured by such co-manufacturers during such period. Since December 31, 2016, there has been no material adverse change in the business relationships of

Seller or its Affiliates with any customer, distributor, supplier, broker or co-manufacturer named or required to be named in Schedule 3.7. Seller and its Affiliates have not received any communication from any customer, distributor, supplier, broker or co-manufacturer named or required to be named in Schedule 3.7 of any intention to terminate or materially reduce purchases of Products from, sales of supplies to or the brokerage or co-manufacturer relationship with Seller, its Affiliates or the Business.
3.8    Compliance with Laws.
(a)    Since January 1, 2012, Seller and its Affiliates (with respect to the Business, Acquired Assets, Products and Facilities) and the Business have operated, and currently Seller and its Affiliates are, in compliance in all material respects with all Laws relating to the Business, Acquired Assets, Liabilities, Products and Facilities, including the Laws of the FDA and the USDA, and including all Laws governing import and export activity. Neither Seller nor any of its Affiliates has received any notice to the effect that, or otherwise been advised that, they are in material non-compliance with any such Laws.
(b)    Neither Seller nor its officers, directors, employees, agents or Affiliates (i) has made at any time any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value to any Person in violation of applicable Anti-Corruption Laws, or (ii) has otherwise been, or is currently, in violation of applicable trade or economic Sanctions Laws and embargoes.
(c)    A privacy policy regarding Seller’s and its Affiliates’ collection, storage, use and distribution of the Personal Information of visitors to Seller’s websites and customers and purchasers of the Products purchased through those websites, is and has been posted and accessible to individuals at all relevant times on Seller’s websites and all such posted policies are accurate and have not contained any material omissions of Seller’s or its Affiliates’ privacy practices or practices concerning the collection, use, storage, registration and disclosure of Personal Information. Seller and its Affiliates have complied, at all times and in all material respects, with their posted privacy policies and Laws applicable to such Personal Information. The execution, delivery or performance of this Agreement will not result in any material violation of any contractual commitments regarding Personal Information or any Law regarding Personal Information. Seller and its Affiliates have all necessary authority to receive, access, collect, use, transfer, store, handle and disclose the Personal Information in their possession or under their control in connection with the operation of the Business. Seller and its Affiliates have at all times made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, contractors and other applicable Persons required by Law relating to information privacy and security.
(d)    To the extent that Seller and its Affiliates receive, processes, transmit or store any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, cardholder data (including as such term is defined in the Payment Card Industry Data Security Standards, as amended from time to time (“PCI DSS”)) (collectively, “Cardholder Data”), the representations and warranties of this Section 3.8(d) apply: except as set forth in Schedule 3.8(d), Seller’s and its Affiliates’ information security procedures, processes and systems have at all times met or exceeded all Laws applicable to such Cardholder Data, and contractual obligations (including any obligations imposed in supplier or carrier contracts) related to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authority, payment brands, and the Payment Card Industry Standards Council (including the PCI DSS). Except as set forth in Schedule 3.8(d), with respect to the Business, there has never been a material security breach involving any such Cardholder Data. No material breach, deficiency or non-compliance was identified in the most recent audit of Seller and its Affiliates relating to its compliance with PCI DSS. For all periods when Seller and its Affiliates received, processed, transmitted or stored any Cardholder Data, Seller and its Affiliates have implemented and complied, in all material respects, with procedures for the regular audit of its systems related with PCI DSS.
3.9    Permits. Schedule 3.9(a)(i) sets forth a true, correct and complete list of all Permits (including Environmental Permits) required under any Law (including Environmental Laws and the Laws of the USDA or FDA) in the operation of the Business and the Acquired Assets. Since January 1, 2012, Seller and its Affiliates have had all such Permits. Seller and its Affiliates own or possess such Permits free and clear of all Liens. Except as set forth in Schedule 3.9(a)(ii), (A) all such Permits are validly held by Seller or its Affiliates, and Seller and its Affiliates are, and have been since January 1, 2012, in compliance in all material respects with the terms and conditions thereof, and (B) neither Seller nor its Affiliates has received written notice of any claim of Default or a Proceeding relating to the revocation or material modification of any such Permits, and (C) all such Permits on the Closing Date are renewable or are subject to reissuance by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees or the need to agree to any condition that would materially impair the operation of the Business as currently conducted. Schedule 3.9(a)(iii) sets forth a true, correct and complete list of all Consents of Governmental Authorities or other Persons required to transfer all such Permits to Buyer as contemplated by this Agreement.
3.10    Brokers. Except as set forth on Schedule 3.10, neither Seller nor its officers, directors, employees or Affiliates have employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder’s fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby. All fees, commissions or like payments payable to any broker, finder or similar agent identified on Schedule 3.10 shall be paid at Closing, and following the Closing, neither Buyer nor any of its Affiliates will have any obligation of any kind with respect to such broker, finder or similar agent.
3.11    Inventory; Receivables.
(a)    At the Effective Time, the Inventory will (i) be usable and saleable in the ordinary course of business, (ii) meet all applicable manufacturing specifications and be free of defects in workmanship and materials, (iii) not be adulterated, contaminated or misbranded in any material respect within the meaning of the Food, Drug and Cosmetic Act, as amended, or any other Law and (iv) be at levels consistent with the historical requirements of the Business as measured against the one-year period prior to the Effective Date.
(b)    All existing accounts receivable relating to the Products (including those accounts receivable reflected in the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the date of the Most Recent Balance Sheet and have not yet been collected): (i) represent, in all material respects, valid obligations of customers of the Business arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $15,047 in the aggregate).
3.12    Financial Statements; No Undisclosed Liabilities; Internal Controls.
(a)    Schedule 3.12(a) sets forth (i) the unaudited balance sheet (the “Most Recent Balance Sheet”) for the Business for the six-month period ended June 30, 2017 and the related statements of operations, statements of changes in stockholders’ and members’ equity, and statements of cash flows for the three-month period then ended, and (ii) the audited financial statements consisting of the balance sheet for the Business for the fiscal years ended December 31, 2016 and December 31, 2015, and the related statements of operations, statements of changes in stockholders’ and members’ equity, and statements of cash flows for the years then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in conformity and in accordance with GAAP applied on a consistent basis, have been prepared from Seller’s books and records, and present fairly in all material respects the results of operations of the Business for the periods indicated therein.
(b)    There are no material Liabilities with respect to the Business, except (i) Liabilities which are set forth on the face of the Most Recent Balance Sheet, (ii) Liabilities incurred since the date of Most Recent Balance Sheet in the ordinary course of business and which are not, individually or in the aggregate, material in amount, (iii) the Excluded Liabilities and (iv) as set forth in Schedule 3.12(b).
(c)    The internal controls and procedures of Seller and its Affiliates relating to the Business are sufficient to ensure that the Financial Statements are accurate in all material respects. Seller and its Affiliates maintain proper and adequate internal accounting controls in connection with the Business which provide reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to prepare the financial statements of the Business and to maintain accountability for the assets of the Business; (iii) access to the assets of the Business is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Business is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. To Seller’s Knowledge, there is no fraud, suspected fraud or allegation of fraud affecting the Business by management of the Business, employees who have significant roles in Seller’s or its Affiliate’s internal controls or other employees of Seller or its Affiliates whose fraud could have a material effect on the Financial Statements.

3.13    Environmental Matters.
(a)    The Facilities are now and have always been, and the Business is now and has always been operated, in compliance with Environmental Law in all material respects.
(b)    There is no prior or current unresolved, alleged or actual violation of or state of noncompliance with any Environmental Law related to Facilities, the Business and/or the Acquired Assets.
(c)    Seller and its Affiliates have all Environmental Permits necessary to operate the Acquired Assets and the Facilities as currently operated. All such Environmental Permits are in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or materially adverse modification of any such Environmental Permit. Seller and its Affiliates at all times in the past have had all Environmental Permits necessary to operate the Acquired Assets and the Facilities as previously operated.
(d)    There has been no Release of any Hazardous Substance on, under, from, or at any Facility. Neither Seller nor any of its Affiliates has Released any Hazardous Substance on, under, from or at any other location. Neither Seller nor any of its Affiliates has engaged in the Handling of Hazardous Substances, other than in a manner that complied with Environmental Law and in a manner that could not reasonably be expected to require a Remedial Action. No Facility is listed or proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act, or any similar governmental list of sites requiring material investigation or cleanup. There are not now or at any time in the past, any underground storage tanks or Hazardous Substances currently located on, in, under, affecting or threatening the Facilities.
(e)    No Environmental Claims have been made or, to Seller’s Knowledge, threatened with respect to the Facilities or the Business. No investigation (including a CERCLA Section 104 request for information or any state law analogue), removal, cleanup, remediation or other governmental or regulatory action related to any Environmental Law has been instituted, or to Seller’s Knowledge, is threatened with respect to any of the Facilities or the Business.
(f)    There are no Judgments or agreements with, or Liens by, any third Person (including any Governmental Authority) relating to any Environmental Law and the Business which regulates, obligates, binds or in any way affects Seller, its Affiliates, the Business, or, in the case of any such Lien, any Acquired Asset or Facility.
(g)    Seller has made available to Buyer true, correct and complete copies in its control or possession of (i) all sample results, environmental or safety audits or inspections, or other written reports or material correspondence concerning environmental issues relating to the Business, the Facilities or the Acquired Assets and (ii) all Environmental Permits necessary to operate the Acquired Assets as currently operated.

(h)    With respect to the Facility located at 19730 NE Sandy Blvd, Portland, Oregon (the “Portland Site”): (i) the known environmental contamination underneath the Portland Site has not negatively impacted the health of any employees at the Portland Site, (ii) neither Seller nor any Affiliate of Seller has used at the Portland Site any solvent described in Consent Order WMCSR-NWR-96-08 entered into by the Oregon Department of Environmental Quality, Cascade Corporation, and the Boeing Company, nor has Seller or any Affiliate of Seller contributed to or exacerbated the known environmental contamination at the Portland Site, and (iii) neither Seller nor any Affiliate of Seller has in its possession or control any indoor air sampling data from the Portland Site.
3.14    Products.
(a)    Schedule 3.14(a) sets forth a true, correct and complete list of each product manufactured, marketed and/or sold by Seller or its Affiliates (or any predecessor-in-interest) in connection with the Business since January 1, 2012 (collectively with each other product currently being researched and developed by Seller or its Affiliates or which Seller or its Affiliates currently intend to commence manufacturing, marketing and/or selling in connection with the Business, the “Products,” and each individually, a “Product”). Since January 1, 2012, in connection with the Business, Seller and its Affiliates (i) have not had any Product or manufacturing site (whether Seller or Affiliate owned, or that of a contract manufacturer for Products) subject to a Governmental Authority (including the FDA and the USDA) shut down or subject to import or export prohibition and (ii) have not received any Governmental Authority notice of inspectional observations, warning letters, untitled letters, requests or requirements to make material changes to their Products, or sites or processes, or similar correspondence or notice from the FDA, the USDA or other state or local authority alleging or asserting material noncompliance with any Law or material Permit or such requests or requirements of a Governmental Authority. Since January 1, 2012, neither Seller nor any of its Affiliates has received any material non-compliance records from any Governmental Authority.
(b)    Schedule 3.14(b) sets forth a true, correct and complete list of: (i) Safety Notices since January 1, 2012; (ii) the dates such Safety Notices, if any, were resolved or closed; and (iii) any material written complaints received by Seller or any Seller Party with respect to any of the Products that are currently unresolved. To Seller’s Knowledge, there are no facts that would be reasonably likely to result in (x) a Safety Notice with respect to any of the Products or (y) a termination or suspension of marketing or testing of the Products.
(c)    Since January 1, 2012, no Products manufactured, sold or delivered by the Business have been adulterated, contaminated or misbranded or shipped in interstate commerce in material violation of the Food, Drug and Cosmetic Act, as amended, or any other Law.
(d)    Since December 31, 2016, neither Seller nor any of its Affiliates has received any written notice from any material supplier threatening to cease supplying products to Seller or its Affiliates.

3.15    Employee Benefits.
(a)    Schedule 3.15(a) sets forth a true, correct and complete list of each material Seller Plan. With respect to each such Seller Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the current Seller Plan document and any amendments thereto (or, in the case of any such Seller Plan that is unwritten, written descriptions thereof), (ii) the summary plan description, if any, and any material modifications thereto, (iii) the most recent determination letter from the Internal Revenue Service, if any, for such Seller Plan, (iv) any related trust agreements, insurance contracts and other funding arrangements, (v) the three most recent Forms 5500 required to have been filed, including all schedules thereto, and (vi) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of such Seller Plan. Except as listed on Schedule 3.15(a), neither Seller nor any of its Affiliates has made any plan or commitment to create any additional Plan, or modify or change any existing Seller Plan in a manner that would increase the compensation or benefits provided to any Business Employee or the spouses, beneficiaries or other dependents thereof.
(b)    Schedule 3.15(b) identifies each Seller Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued (i) a favorable determination letter with respect to each Qualified Plan and the related trust, or (ii) an opinion letter with respect to the form of such plan and trust as to its qualification, in each case, that has not been revoked, and each Qualified Plan and the related trust is so qualified, and, to the Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or any related trust.
(c)    Each Seller Plan (and each related trust, insurance Contract or fund) has been maintained, contributed to, funded, operated and administered in all material respects in accordance with their respective terms and in compliance with all Laws (including the Code and other Tax provisions related to any favorable Tax treatment intended for any such Seller Plan or applicable to plans of its type). There are no material pending or, to Seller’s Knowledge, threatened claims involving any Seller Plan (other than routine claims for benefits). With respect to each Seller Plan, no event has occurred and, to Seller’s Knowledge, there exists no condition or set of circumstances, in any case, in connection with which Buyer or any of its Affiliates could be subject to any Liability under the terms of, or with respect to, such Seller Plan, or under ERISA, the Code or any other Law with respect to such Seller Plan.
(d)    Except as set forth in Schedule 3.15(d), (i) no Seller Plan is a Pension Plan and (ii) neither Seller nor any ERISA Affiliate maintains, sponsors, contributes to or is required to contribute to, or has at any time during the last six years maintained, sponsored, contributed to or been required to contribute to, (A) any Multiemployer Plan or (B) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e)    There does not now exist, nor do any circumstances exist that would result in, any current or contingent Liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code, in each case, that could be expected to be or become a Liability of the Business or Buyer or its Affiliates following the Effective Time.
(f)    Except as set forth on Schedule 3.15(f), no Seller Plan provides life, medical, dental, vision or other welfare benefits to Persons who are not current Business Employees or their dependents or for periods after termination of employment, except as required by Part 6 of Subtitle B of Title I of ERISA or any similar state Law and at such Persons’ expense.
(g)    No Business Employees are “leased employees” (within the meaning of Section 414(n) of the Code).
(h)    Except as set forth on Schedule 3.15(h), neither the execution of this Agreement nor the transactions contemplated by this Agreement will, alone or in combination with any other event or events, (i) entitle any Business Employee to any payment or benefit, or (ii) result in the increase, acceleration, vesting or funding of any payment or benefit with respect to any Business Employee.
(i)    No Seller Plan that Seller or its Affiliates maintain, establish or contribute to for the benefit of any Business Employee is governed by the laws of any jurisdiction other than the United States or provides compensation or benefits to any current or former Business Employee who resides out of the United States.
3.16    Taxes.
(a)    Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by Seller) all Tax Returns that were required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. To Seller’s Knowledge, no claim has been made in the three-year period prior to the Effective Time by an authority in a jurisdiction in which Seller does not file a Tax Return that Seller is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.
(b)    There are no Liens on any of the Acquired Assets for Taxes (other than for current Taxes not yet due and payable).
(c)    There are no pending or, to Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other Proceedings for or relating to any Liability for Taxes of Seller. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    The unpaid Taxes of Seller do not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto). Since the date of the Most Recent Balance Sheet, Seller has not incurred any liability for Taxes outside the ordinary course of business consistent with past practice.
(e)    Neither the execution of this Agreement nor the transactions contemplated by this Agreement will, alone or in combination with any event or events, result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign tax law) to any Business Employee.
(f)    No compensation paid by Seller has been within the past six years, or would reasonably be expected to be, includable in the gross income of any “service provider” (within the meaning of Section 409A or Section 457A of the Code) of Seller by reason of a violation of Section 409A and/or Section 457A of the Code. Seller is not a party to, or is otherwise obligated under, any Seller Plan or any other plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes, including but not limited to any Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law), in each case, with or for the benefit of any Business Employee.
(g)    No Acquired Asset (i) is property required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.
(h)    Seller has been at all times during its existence a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and under all corresponding provisions of applicable state and local Tax laws to the extent they recognize S corporation status, and no action will be taken prior to the Closing to terminate Seller’s S corporation election or status. The United States Internal Revenue Service has not challenged or threatened to challenge the status of Seller as an S corporation for U.S. federal income tax purposes under the Code. Seller has not, in the past ten years, acquired assets from another corporation in a transaction in which Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
3.17    Sufficiency of Acquired Assets. The Acquired Assets, together with the Excluded Assets, constitute all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in, held for use in or related to the Business. Except as set forth in Schedule 3.17, the Acquired Assets, together with the services to be provided under the Transition Services Agreement and the Co-Manufacturing Agreement are sufficient to permit

Buyer and its Affiliates to conduct the Business immediately following the Effective Time in the same manner as currently being conducted.
3.18    No Material Adverse Effect.
(a)    Since December 31, 2016, no event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and Seller and its Affiliates have conducted the Business in all material respects in the ordinary course, so as to preserve the Business, the Acquired Assets and the Facilities intact and to preserve the goodwill of Seller’s or its Affiliates’ suppliers, customers, distributors, co-manufacturers and others having business relations with the Business.
(b)    Except as set forth in Schedule 3.18(b), since December 31, 2016, there has not been any:
(i)    change in the key management structure for the Business;
(ii)    sale, assignment, transfer, conveyance, lease, mortgage, pledge or other disposal or abandonment of the Facilities or any other material assets, except for sales of finished goods inventory in the ordinary course of business;
(iii)    material loss, damage or destruction to, or any material interruption in the use of any Acquired Asset, whether or not covered by insurance;
(iv)    except as may have be required by Law or by a Seller Plan as in effect on the date hereof (and disregarding the payment of, or promise to pay, stay or similar bonuses that are the sole responsibility of Seller or its Affiliates), (A) issuance, grant, creation or material increase to the compensation or benefits of any current or former Business Employee (including under any bonus, severance or termination pay arrangement), or (B) adoption, entering into or amendment in any material respect any Seller Plan, agreement (including any employment or severance agreement), trust, fund or other arrangement for the benefit or welfare of any current Business Employee, or payment of any benefit not required to be paid by any existing Seller Plan;
(v)    recognition of any union or other labor organization as the representative of any Business Employees, or entry into any new, or a material amendment to any existing, collective bargaining or works council agreement with any labor organization, works council or other representative of any of the Business Employees
(vi)    entry into any Contract that would be required to be set forth in Schedule 3.6(a);
(vii)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Acquired Assets;
(viii)    acceleration, termination, material modification to or cancellation of any Transferred Contract or material Permit;

(ix)    incurrence or assumption of any material Liabilities or Indebtedness for borrowed money of the Business or guarantee of any such Liabilities or Indebtedness;
(x)     change in any method of accounting or accounting practice or policy applicable to the Business other than those required by GAAP;
(xi)    material change or modification in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(xii)    (A) failure of Seller or its Affiliates in any material respect to pay the accounts payable and debts owed or obligations due with respect to the Business, or pay or discharge when due any Liabilities with respect to the Business in the ordinary course of business; or (B) failure of Seller or its Affiliates in any material respect to collect its accounts receivable with respect to the Business in the ordinary course of business;
(xiii)    entry into any agreement licensing, sub-licensing or disposing of any Transferred Intellectual Property or Seller’s rights to any Third-Party Intellectual Property to any Person;
(xiv)    imposition of any Lien, other than a Permitted Lien, upon any of the Acquired Assets; or
(xv)    entry into any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.19    Employment and Labor Relations.
(a)    Schedule 3.19(a) sets forth, to the extent permitted by Law, with respect to each Business Employee, a true, correct and complete schedule (the “Business Employee List”) indicating (i) whether such Business Employee has full-time, part-time, or temporary status, (ii) the location at which the Business Employee works, (iii) name and job title, (iv) hourly rate of pay or base annual salary, as applicable, (v) target cash bonus opportunities for the current year, (vi) service date used for crediting length of service for purpose of the Seller Plans, and (vii) which of such Business Employees are on leave of absence and which of such Business Employees are eligible to return to work under Seller’s or its applicable Affiliates’ policies, and specifying the type of leave of absence and anticipated return date from such leave of absence.
(b)    Since January 1, 2012, Seller and its Affiliates have complied in all material respects with all Laws, and all agreements and Contracts relating to employment, employment practices, immigration, wages, hours and terms and conditions of employment with respect to the Business Employees, including employee compensation matters, and have correctly classified Business Employees as exempt employees, non-exempt employees or non-

employees or other relevant categories under the Fair Labor Standards Act, the Code, other Laws and all Seller Plans. No employment loss, layoff, or other similar event has occurred within the past three years that, when aggregated with other such events, would trigger the notice or damages provisions of the WARN ACT with respect to Seller or any of its Affiliates.
(c)    Except as set forth in Schedule 3.19(c), neither Seller nor any of its Affiliates (i) is party to any labor agreements with respect to the Business Employees with any labor organization, group or association, or (ii) has voluntarily recognized, is negotiating a collective bargaining agreement with or has agreed to negotiate a collective bargaining agreement with any labor organization, group or association with respect to the Business Employees. There are no efforts by organized labor or its representatives pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates to unionize any non-union Business Employees.
(d)    Since January 1, 2012, there have been and there are no (i) strikes, work stoppages, work slowdowns, lockouts or other organized labor disruptions pending or, to Seller’s Knowledge, threatened against or involving the Business or the Facilities or (ii) unfair labor practice charges, grievances, complaints, claims or judicial or administrative proceedings pending, in each case, which are pending or, to Seller’s Knowledge, threatened by or on behalf of any Business Employees or any other employees or service providers of Seller or any Seller Affiliate, and, to Seller’s Knowledge, no facts or events exist or occurred which could reasonably be expected to form the basis for any such claims.
(e)    Seller and its Affiliates have, or have caused to be, timely paid, in full to all Business Employees, or with respect to amounts not yet due, made appropriate accruals for on its books of account, all wages, commissions, bonuses and other compensation or benefits for all services performed by them.
3.20    Intercompany Arrangements. Except as set forth in Schedule 3.20, there is no Contract, between or among Seller or its Affiliates or between or among such Affiliates that is used in, held for use in, arises out of or relates to the Business; nor are there any intercompany obligations owed between or among Seller or its Affiliates, or between or among such Affiliates that is used in, held for use in, arises out of or relates to the Business.
3.21    Insurance. Schedule 3.21 sets forth a true, correct and complete list of all current insurance policies or binders maintained by, or for the benefit of, Seller or the Business, in each case as of the date of this Agreement covering the current period (collectively, the “Insurance Policies”) and true, correct and complete copies of such Insurance Policies have been provided to Buyer. Such Insurance Policies are in full force and effect. Neither Seller nor any of its Affiliates has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies as of the date of this Agreement have been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance in all material respects with all Laws and Transferred Contracts to which either Seller or any of its Affiliates is a party or by which it is bound.
3.22    Material Misstatements or Omissions; No Other Representations or Warranties. No representations or warranties by the Seller Parties or their respective Affiliates in this Agreement or the Collateral Agreements to which they are a party, nor any document, exhibit, written statement, certificate or schedule heretofore and theretofore or hereinafter and thereinafter furnished to Buyer pursuant hereto and thereto, or in connection with the transactions contemplated hereby and thereby, including the Disclosure Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Seller Parties make no other representations and warranties whatsoever, express or implied, except as set forth in this Article 3, the Collateral Agreements, or any certificate delivered in connection with this Agreement or any Collateral Agreement.
3.23    Accredited Status.
(a)    Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the United States federal securities Laws. Seller can afford to bear the economic risk of holding shares of Parent Stock, once distributed, for an indefinite period and can afford to suffer the complete loss of Seller’s investment in such shares of Parent Stock. Seller’s knowledge and experience in financial and business matters is such that Seller is capable of evaluating the risks of any investment in shares of Parent Stock.
(b)    Seller acknowledges and agrees that the shares of Parent Stock issued to Seller pursuant to this Agreement will be acquired by Seller solely for its account for investment, not as a nominee or agent, and not with a view to or for sale or distribution of such shares of Parent Stock or any part thereof (and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same). Seller presently has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Parent Stock.
(c)    Seller acknowledges and agrees that the shares of Parent Stock are “restricted securities” under the United States federal securities Laws, are being issued pursuant to exemptions from registration and prospectus requirements under applicable securities laws, and may be resold only in very limited circumstances and in any case may not be resold in violation of this Agreement and applicable securities Laws. Seller is aware of the provisions of Rule 144, promulgated under the United States federal securities laws, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an Affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Seller acknowledges and agrees that the shares of Parent Stock are subject to significant restrictions on transfer as set forth in this Agreement and the Certificate of Designations. Each certificate or book-entry account representing any such shares shall, until such time that the shares are not so restricted under the Securities or subject to the provisions of this Agreement or the Certificate of Designations, as applicable, bear a legend identical or substantially similar in effect to the following legends:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF (i) THE ASSET PURCHASE AGREEMENT, DATED AUGUST 18, 2017, BY AND AMONG THE COMPANY, BOYD COFFEE COMPANY, AND THE OTHER PARTIES NAMED THEREIN AND (ii) THE CERTIFICATE OF DESIGNATIONS OF SERIES A CONVERTIBLE PARTICIPATING CUMULATIVE PERPETUAL PREFERRED STOCK OF THE COMPANY.
Notwithstanding the foregoing provisions of this Section 3.23(c), and subject to the terms and conditions of this Agreement and the Certificate of Designations, no such registration or opinion of counsel shall be necessary for a transfer of Parent Stock without additional consideration by Seller to a shareholder of record of Seller, as of the date hereof and as of the date of such transfer.
(d)    Seller has received and reviewed information about Parent and has had an opportunity to discuss Parent’s business, management and financial affairs with its management. Seller understands that such discussions, as well as any written information issued by Parent, were intended to describe the aspects of Parent’s business and prospects which Parent believes to be material, but were not necessarily a thorough or exhaustive description. Seller acknowledges that (i) neither Parent nor any of its Affiliates has made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the acquisition of the Parent Stock, or the operation or financial condition of Parent, (ii) Seller is not relying upon Parent or any of its Affiliates in making its decision to acquire the Parent Stock pursuant to this Agreement and (iii) Buyer and Parent are relying upon the truth of the representations and warranties in this Section 3.23(d) in connection with the acquisition of the Parent Stock by Seller hereunder.
(e)    Seller hereby represents that neither Seller, nor any Person with whom Seller shares beneficial ownership of the Parent Stock, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.
(a)    Seller further represents, warrants, certifies and covenants that (i) no portion of Seller’s direct or indirect investment into Parent via the acquisition of the Parent Stock or otherwise, whether on, before, or after the date of this Agreement (collectively, the “Investment”) includes any proceeds from a crime or other illegal act that would cause Parent to be in violation of any applicable anti-money laundering Laws (including the USA PATRIOT Act), U.S. sanctions or embargoes, Anti-Corruption Laws (including the U.S. Foreign Corrupt Practices Act of 1977, as amended) or any other Laws, (ii) neither Seller nor any Affiliate of Seller is a national or resident of Iran, Cuba, North Korea, Syria, Sudan, or the Crimea Region of Ukraine or is otherwise subject to U.S. sanctions/embargoes or debarment by the U.S. government, (iii) neither Seller nor any Affiliate of Seller appears on the List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department or any other applicable list of sanctioned or debarred Persons maintained by any government or international agency such as the World Bank or Interpol, and (iv) Seller has not and will not violate any Laws with respect to the Investment or otherwise in relation to Seller’s relationship with Parent.
3.24    Solvency. Immediately after giving effect to the transactions contemplated hereby Seller will be solvent and will: (a) be able to pay its debts as they become due; (b) own assets that have a fair market value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business as contemplated by this Agreement or any Collateral Agreement. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.
3.25    Independent Investigation. In making its decision to enter into this Agreement and the Collateral Agreements, each of the Seller Parties acknowledges and agrees, on behalf of itself and the other Seller Indemnitees, that it is not relying on any representation or warranty made by Buyer or Parent other than as set forth in this Agreement, the Collateral Agreements, or any certificate delivered by Buyer or Parent in connection with this Agreement or any Collateral Agreement.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specific date or time), true and correct:
4.1    Buyer’s Authority; No Conflicts.
(a)    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer and/or its applicable Affiliates have all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which they are a party, and to perform their respective obligations hereunder and thereunder. All other corporate proceedings required to be taken by Buyer and/or its applicable Affiliates to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate proceedings on the part of Buyer and/or its applicable Affiliates are necessary to authorize this Agreement and the Collateral Agreements to which they are a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Collateral Agreements to which Buyer and/or its applicable Affiliates are a party at Closing will be, duly executed and delivered by Buyer and/or its applicable Affiliates and, assuming the due execution hereof and thereof by Seller and its Affiliates party thereto, this Agreement and each of the Collateral Agreements to which they are a party when executed will constitute, the valid and binding obligation of Buyer and/or its applicable Affiliates, enforceable against Buyer and/or its applicable Affiliates in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
(b)    The execution, delivery and performance of this Agreement by Buyer does not and will not, and the execution, delivery and performance by Buyer and its applicable Affiliates of each Collateral Agreement to which they are a party will not violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a Default under, or result in the creation of any Lien (other than Permitted Liens) on any asset of Buyer and its applicable Affiliates under (i) any provision of Buyer’s or such Affiliates’ articles of incorporation, by-laws or similar organizational documents, (ii) any Judgment or Law that is applicable to Buyer, such Affiliates or any of their respective properties or assets or (iii) any material Contract or Permit to which Buyer or such Affiliates is a party or by which any of its properties or assets is bound. No Consents of Governmental Authorities are required to be obtained by Buyer or its Affiliates in connection with the execution or delivery of this Agreement and the Collateral Agreements to which they are party, or the consummation of the transactions contemplated hereby and thereby.
4.2    Litigation; Proceedings. There are no material (a) outstanding Judgments against Buyer or its Affiliates that would prevent, or otherwise materially adversely affect the ability of Buyer or such Affiliates to consummate, the transactions contemplated hereby or by the Collateral Agreements; or (b) Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or such Affiliates, that would prevent, or otherwise materially adversely affect the ability of Buyer or such Affiliates to consummate, the transactions contemplated hereby or by the Collateral Agreements.
4.3    Availability of Funds. Buyer has cash available or existing borrowing facilities or commitments which, together with available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.
4.4    Brokers. None of Buyer or any of Buyer’s officers, directors, employees or Affiliates have employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

4.5    Material Misstatements or Omissions; No Other Representations and Warranties. No representations or warranties by Buyer or its respective Affiliates in this Agreement or the Collateral Agreements to which they are a party, nor any document, exhibit, written statement, certificate or schedule heretofore and theretofore or hereinafter and thereinafter furnished to Seller pursuant hereto and thereto, or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Buyer makes no other representations or warranties whatsoever, express or implied, except as set forth in this Article 4, the Collateral Agreements, or any certificate delivered in connection with this Agreement or any Collateral Agreement.
4.6    Independent Investigation. In making its decision to enter into this Agreement and the Collateral Agreements and to purchase the Acquired Assets and to assume the Assumed Liabilities, Buyer acknowledges and agrees, on behalf of itself and the other Buyer Indemnitees, that it is not relying on any representation or warranty made by the Seller Parties other than as set forth in this Agreement, the Disclosure Schedules, the Collateral Agreements, or any certificate delivered by any Seller Party in connection with this Agreement or any Collateral Agreement.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date (other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specific date or time), true and correct:
5.1    Parent’s Authority; No Conflicts.
(a)    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and/or its applicable Affiliates have all requisite corporate power and authority to execute and deliver this Agreement and each of the Collateral Agreements to which they are a party, and to perform their respective obligations hereunder and thereunder. All other corporate proceedings required to be taken by Parent and/or its applicable Affiliates to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. No other corporate proceedings on the part of Parent and/or its applicable Affiliates are necessary to authorize this Agreement and the Collateral Agreements to which they are a party and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Collateral Agreements to which Parent and/or its applicable Affiliates are a party at Closing will be, duly executed and delivered by Parent and/or its applicable Affiliates and, assuming the due execution hereof and thereof by Seller and its Affiliates party thereto, this Agreement and each of the Collateral Agreements to which they are a party when executed will constitute, the valid and binding obligation of Parent and/or its applicable Affiliates, enforceable against Parent and/or its applicable Affiliates in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.
(b)    The execution, delivery and performance of this Agreement by Parent does not and will not, and the execution, delivery and performance by Parent and its applicable Affiliates of each Collateral Agreement to which they are a party will not violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a Default under, or result in the creation of any Lien (other than Permitted Liens) on any asset of Parent and its applicable Affiliates under (i) any provision of Parent’s or such Affiliates’ articles of incorporation, by-laws or similar organizational documents, (ii) any Judgment or Law that is applicable to Parent, such Affiliates or any of their respective properties or assets or (iii) any material Contract or Permit to which Parent or such Affiliates is a party or by which any of its properties or assets is bound. No Consents of Governmental Authorities are required to be obtained by Parent or its Affiliates in connection with the execution or delivery of this Agreement and the Collateral Agreements to which they are party, or the consummation of the transactions contemplated hereby and thereby.
5.2    Litigation; Proceedings. There are no material (a) outstanding Judgments against Parent or its Affiliates that would prevent, or otherwise materially adversely affect the ability of Parent or such Affiliates to consummate, the transactions contemplated hereby or by the Collateral Agreements; or (b) Proceedings pending or, to the knowledge of Parent, threatened against Parent or such Affiliates, that would prevent, or otherwise materially adversely affect the ability of Parent or such Affiliates to consummate, the transactions contemplated hereby or by the Collateral Agreements.
5.3    Brokers. None of Parent or any of Parent’s officers, directors, employees or Affiliates have employed or made any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of Seller or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
5.4    Capitalization; Parent Stock. The authorized capital stock of Parent, as of the date of this Agreement, consists of (x) 25,000,000 shares of Parent Common Stock, of which 16,846,002 shares are issued and outstanding and 986,793 shares are reserved for future issuance pursuant to Parent’s long term incentive plan or other outstanding exercisable or convertible securities, and (y) 500,000 shares of Preferred Stock (par value $1.00 per share), of which 21,000 shares are designated Parent Stock, and none of which are issued and outstanding. The rights, preferences, privileges and restrictions of the Parent Stock are as stated in the Certificate of Designations, which will be duly filed with the Secretary of State of the State of Delaware prior to the Effective Time. Each of the shares of Stock Consideration is convertible into shares of Parent Common Stock (the “Conversion Shares”) as set forth in the Certificate of Designations. The Conversion Shares have been duly and validly reserved for issuance, which reserve shall be adjusted by Parent as necessary to maintain a sufficient number of Conversion Shares to allow for the conversion of the Parent Stock as set forth in the Certificate of Designations. When issued in compliance with the provisions of this Agreement and the Certificate of Designations, the Stock Consideration and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than liens and encumbrances created by or imposed upon Seller; provided, however, that the Stock Consideration and the Conversion Shares may be subject to restrictions on transfer under (a) state and/or federal securities laws as set forth herein, (b) the Certificate of Designations or (c) as otherwise required by such laws at the time a transfer is proposed.
5.5    Material Misstatements or Omissions; No Other Representations and Warranties. No representations or warranties by Parent or its respective Affiliates in this Agreement or the Collateral Agreements to which they are a party, nor any document, exhibit, written statement, certificate or schedule heretofore and theretofore or hereinafter and thereinafter furnished to Seller pursuant hereto and thereto, or in connection with the transactions contemplated hereby and thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. During the prior 12-month period, Parent has filed or furnished all registration statements, definitive proxy statements, reports, schedules, forms and other documents required to be filed or furnished by it with the SEC during (the “Parent SEC Documents”), and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent makes no other representations or warranties whatsoever, express or implied, except as set forth in this Article 5, the Collateral Agreements, or any certificate delivered in connection with this Agreement or any Collateral Agreement.

5.6    Independent Investigation. In making its decision to enter into this Agreement and the Collateral Agreements, Parent acknowledges and agrees that it is not relying on any representation or warranty made by the Seller Parties other than as set forth in this Agreement, the Disclosure Schedules and the Collateral Agreements, or any certificate delivered in connection with this Agreement or any Collateral Agreement.

ARTICLE 6

COVENANTS OF THE SELLER PARTIES
6.1    Access.
(a)    Prior to the Closing, subject to Law, Seller will grant to Buyer or cause to be granted to Buyer and its Representatives (collectively who are subject to the same obligations of secrecy and non-use as Buyer) reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller and its Affiliates to the extent relating to the Business, Acquired Assets, Assumed Liabilities or Products, including access to the Facilities to conduct environmental site assessments; provided that such access will be made in a manner that does not unreasonably interfere with the normal operations of Seller, its Affiliates or the Business.

(b)    Seller shall furnish to Buyer and its Representatives all financial, operating and other data and information relating to the Business as Buyer or its Affiliates, through their respective Representatives, may reasonably request, including unaudited monthly management reports prepared on a basis consistent with past practice of the Business as such reports become available for each month falling within the period from the date of this Agreement to the Closing Date.
6.2    Ordinary Conduct of the Business. Except as permitted by the terms of this Agreement, from the date hereof to the Closing, Seller and its Affiliates will use their commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practice, and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Seller and its Affiliates shall use their commercially reasonable efforts to preserve intact the Business and the Acquired Assets and to maintain relationships with third Persons to preserve the goodwill of the Business, including suppliers, distributors, brokers, co-manufacturers, customers and employees of the Business. Without limiting the generality of the foregoing, except as provided in this Agreement, Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer:
(a)    make any change in the key management structure of the Business;
(b)    sell, assign, transfer, convey, lease (other than any amendment or restatement of the BFA Lease) or otherwise dispose of or abandon any of the Facilities or material Acquired Assets, except for the sale of finished goods inventory in the ordinary course of business or the disposition of obsolete or inoperable assets;
(c)    abandon or permit to lapse, or fail to make any required payments or filings in a timely manner for, any Transferred Intellectual Property;
(d)    mortgage, pledge, or encumber any material portion of the Acquired Assets or the Facilities, other than (i) any such mortgage, pledge or encumbrance that constitutes a Permitted Lien or (ii) any mortgage, deed of trust or other encumbrance with respect to the Portland Site in connection with Seller obtaining the Refinanced Portland Real Estate Indebtedness; provided, that, any such mortgage, deed of trust or other encumbrance with respect to such Refinanced Portland Real Estate Indebtedness does not encumber assets that were not encumbered pursuant to the Portland Real Estate Indebtedness as in effect on the date of this Agreement (except to the extent that any such encumbrances are on assets that are not Acquired Assets);
(e)    except as may be required by Law, or by a Seller Plan as in effect on the date hereof, (i) issue, grant, create or materially increase any form of compensation or benefits of any current or former Business Employee (including under any bonus, severance, termination pay or retention arrangement), (ii) adopt, enter into or amend in any material respect any Seller Plan, agreement (including any employment or severance agreement), trust, fund or other arrangement for the benefit of any current or former Business Employee, or (iii) pay any benefit not required to be paid by any existing Seller Plan;

(f)    terminate the employment of any Key Employee (other than for cause);
(g)    recognize any union or other labor organization as the representative of any Business Employees, or enter into any new, or materially amend any existing, collective bargaining or works council agreement with any labor organization, works council or other representative of any of the Business Employees;
(h)    other than in the ordinary course of business, enter into, amend in any material respect or terminate any Contract listed or required to be listed on Schedule 3.6(a) (or that would be required to be listed on Schedule 3.6(a) had such Contract been entered into prior to the date hereof);
(i)    cancel any debt or claim or amend, terminate or waive any rights that relates to the Business or constitutes an Acquired Asset;
(j)    incur or assume of any material Liabilities or indebtedness for borrowed money of the Business or guarantee of any such Liabilities or indebtedness (other than any guarantee given in connection with the Refinanced Portland Real Estate Indebtedness; provided, that, such guarantee does not encumber any Acquired Asset);
(k)    make any change in any method of accounting or accounting practice or policy applicable to the Business other than those required by GAAP;
(l)    materially change or modify the cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(m)    (A) fail in any material respect to pay the accounts payable and debts owed or obligations due with respect to the Business, or pay or discharge when due any Liabilities with respect to the Business in the ordinary course of business; or (B) fail in any material respect to collect its accounts receivable with respect to the Business in the ordinary course of business;
(n)    enter into any agreement licensing, sub-licensing or disposing of any Transferred Intellectual Property or Seller’s rights to any Third-Party Intellectual Property to any Person;
(o)    make, change or revoke any Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes; in each case to the extent such action could adversely affect the Acquired Assets or the Business in a Tax period or portion thereof beginning after the Closing Date; or

(p)    agree, whether in writing or otherwise, to do any of the foregoing.
6.3    Delivery. Within three Business Days following the date of this Agreement, Seller shall make available to Buyer for inspection the Formulations, Specifications and Processing Instructions corresponding to each Product.
6.4    Accounts Receivable. The Seller Parties shall promptly forward or cause to be forwarded to Buyer any and all proceeds from accounts receivable relating to the Products that are received by such Seller Parties after the Effective Time.
6.5    Confidential Information. Except as otherwise provided herein, after the Effective Time, each Seller Party shall, and shall cause each of its Affiliates to, keep secret and retain in strictest confidence, and each Seller Party shall not, and shall cause each of its Affiliates not to, use for the benefit of itself or others, all confidential or proprietary information relating to the Business, the Acquired Assets, the Assumed Liabilities or the Products (“Confidential Information”), including “know‑how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, marketing plans or strategies, product development techniques or plans, business acquisition plans, designs and design projects, inventions and research projects, in each case, relating to the Business, the Products, the Acquired Assets or the Assumed Liabilities, and shall not disclose such Confidential Information to anyone outside of Buyer except with Buyer’s express written consent. No Seller Party nor any of its Affiliates shall have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, that in the event disclosure is required by applicable Law, each Seller Party and its Affiliates shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order or otherwise seek to protect the confidentiality of such information. For purposes of this Section 6.5, “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that at the time of disclosure is, or thereafter becomes, generally available to the public other than as a result of, directly or indirectly, any violation by any Seller Party or any of its Affiliates of this Agreement or the Confidentiality Agreement.
6.6    Employee and Customer Non-Solicitation.
(a)    For a period of five years from and after the Closing Date, each Seller Party shall not, directly or indirectly, including through its Affiliates or any other Person, (i) hire any of the Persons named on Schedule 6.6; (ii) solicit or recruit or attempt to solicit or recruit any employees of the Business; or (iii) encourage or induce or attempt to induce any such Person to leave the employment of the Business or Buyer or its Affiliates; provided that the foregoing clauses (ii) and (iii) shall not apply to a general advertisement or solicitation program that is not specifically targeted at such Person.
(b)    For a period of five years from and after the Effective Time, each Seller Party shall not, directly or indirectly, including through its Affiliates or any other Person, encourage, induce, attempt to induce, solicit or attempt to solicit any customer of the Business to cease doing business with or reduce its relationship with Buyer or any of its Affiliates.

6.7    Seller Parties’ Covenant Not To Compete.
(a)    For a period of five years from and after the Effective Time, each Seller Party shall not directly or indirectly, either for itself or for any other Person, develop, own, manage, control or exert influence upon, acquire, lease, consult with, render or provide advice to, operate, affiliate with, participate in, permit its name to be used in connection with, receive economic benefit from, or in any other manner engage in any similar activity or have any financial interest in, or otherwise provide services to or for the benefit of, either alone or with any Person, any Competitive Business in the Geographic Area; provided, however, that (i) each of the Seller Parties, together with its Affiliates, may own as an investment, directly or indirectly, securities of any publicly held corporation or other entity engaged in a Competitive Business if such Seller Party and its Affiliates do not, directly or indirectly, beneficially own in the aggregate more than 5% of the outstanding shares of such entity and (ii) each Seller Party and its Affiliates may perform their obligations under the Collateral Agreements.
(b)    If the covenant set forth in Section 6.7(a) is determined by any court to be unenforceable by reason of its extending for too great of a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the Business is being conducted.
6.8    Consents to Certain Assignments; Pass-Through Arrangements.
(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of another Person party thereto, would constitute a Default or violation thereof, or would materially adversely affect the rights of Buyer or its Affiliates under such Transferred Contract, claim or right. If any transfer or assignment by Seller or its Affiliates to Buyer or its Affiliates, or any assumption by Buyer or its Affiliates of, any interest in, or liability, obligation or commitment under, any Transferred Contract, claim or right requires the consent of another Person (an “Assignment Consent”), then such transfer or assignment or assumption shall be made subject to such Assignment Consent being obtained. If any Assignment Consent is not obtained prior to the Closing, then the Closing shall nonetheless take place on the terms set forth herein, subject to the satisfaction or waiver of the conditions set forth in Article 2. Notwithstanding the foregoing, however, unless in its sole discretion Buyer elects in writing to forego the Assignment Consent in favor of a Pass-Through Arrangement with respect to the applicable Transferred Contract, Seller shall use its commercially reasonable efforts (not including the payment of any consideration) to secure such Assignment Consent as promptly as practicable after the Closing Date, and Buyer shall provide or cause to be provided commercially reasonable assistance to Seller (not including the payment of any consideration). Prior to receipt of the applicable Assignment Consent, Buyer may elect to cause Seller to terminate the related Transferred Contract at any time. Without limiting the foregoing, (i) Seller and Buyer will confer in good faith as to providing notice of termination for any Transferred Contract for which receipt of the applicable Assignment Consent has not been obtained; and (ii) after conferring in good faith with Buyer as set forth in clause (i) above, Seller will not be required to renew, and may take affirmative steps to terminate, any Transferred Contract for which receipt of the applicable Assignment Consent has not been obtained so as to limit the number of such Transferred Contracts with terms that extend beyond 12 months from the Closing Date.
(b)    Unless and until any Assignment Consent is obtained, or to the extent that Buyer has elected in writing to forego an Assignment Consent in favor of such an arrangement, Seller shall, or shall cause its Affiliates to, enter into an arrangement (a “Pass-Through Arrangement”) with Buyer under which Buyer or its Affiliates shall obtain (without infringing upon the legal rights of the counterparties under the applicable Transferred Contract or violating any Law), the economic claims, rights and benefits under the applicable Transferred Contract, claim or right with respect to which the Assignment Consent has not been obtained in accordance with this Agreement. Nothing in this Section 6.8 shall affect Buyer’s right to terminate this Agreement under Sections 2.2 and 10.1(c) in the event that any Assignment Consent or approval to the transfer of any Acquired Asset or Transferred Contract is not obtained. Buyer may elect to terminate a Pass-Through Arrangement at any time. Without limiting the foregoing, any and all Pass-Through Arrangements will automatically terminate at the termination of the Transition Services Agreement.
(c)    Nothing herein shall limit Seller’s or its Affiliates’ obligations under the Transition Services Agreement to provide services to Buyer or its Affiliates after the Closing as specified in such agreement.
6.9    No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement each of the Seller Parties shall not, and will cause its Affiliates, officers, directors, principals, attorneys, agents, investment bankers, accountants, employees and other representatives (the “Representatives”) not to, directly or indirectly, (a) encourage, solicit or initiate any Alternative Proposal (as defined below) or (b) enter into, respond to, initiate or engage in discussions or negotiations concerning any Alternative Proposal with, or disclose in connection with any Alternative Proposal any non‑public information relating to the Acquired Assets or the Business (except to Buyer and its Representatives). From the date hereof through the Closing or the earlier termination of this Agreement, each of the Seller Parties will discontinue and not resume any discussions with respect to any Alternative Proposal commenced prior to the date hereof (other than with Buyer and its Representatives). In addition, each of the Seller Parties will promptly provide Buyer with copies of any written Alternative Proposal (or summaries of any oral Alternative Proposal) it receives. The term “Alternative Proposal” means any offer or proposal for the acquisition of the Business or the Acquired Assets (or material portion thereof), regardless of transaction structure.

6.10    Notification of Certain Matters. From the date hereof through the Closing, the Seller Parties shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect, and (b) any failure of the Seller Parties or any of their Affiliates, or of any of their Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Seller Parties shall promptly notify Buyer of any Default, the threat or commencement of any Proceeding, or any development that occurs before the Closing that could in any way materially affect Seller, the Business or the Acquired Assets. Without limiting the foregoing, from the date hereof to the Closing, the Seller Parties shall give Buyer prompt written notice (and in any case within three Business Days) if any Seller Party or any of its Affiliates receives any written communication from any customer, distributor, supplier, broker or co-manufacturer named or required to be named on Schedule 3.7 of any intention to terminate or materially reduce purchases of Products from, sales of supplies to or the brokerage or co-manufacturer relationship with Seller, its Affiliates or the Business. Any notice delivered pursuant to this Section 6.10 shall not be deemed to supplement or amend any Disclosure Schedule or any representation or warranty or covenant or agreement of the Seller Parties for the purpose of (x) determining whether any of the conditions set forth in Article 2 have been satisfied, (y) affecting any party’s right to indemnification pursuant to Article 9, or (z) determining whether any breach or inaccuracy of any representation or warranty or breach of any covenant or agreement set forth in this Agreement has occurred.
6.11    Satisfaction of Obligations. Following the Effective Time, Seller shall pay promptly when due all of the debts and Liabilities of Seller and its Affiliates relating to the Business other than the Assumed Liabilities. In the event that Seller or its Affiliates fail to pay when due any Excluded Liability related to the Business, Buyer shall have the right, but not the obligation, to provide Seller written notice of Seller’s or its Affiliates’ failure to pay when due such Excluded Liability. If such Excluded Liability remains unpaid 30 days after Seller’s receipt of such written notice, Buyer shall have the right, but not the obligation, to pay, on behalf of Seller or its Affiliates, such outstanding amount. Seller shall reimburse Buyer for the amount of any payment made by Buyer on behalf of Seller or its Affiliates as promptly as practicable, and in no event later than 15 calendar days, after receipt by Seller of written notice from Buyer of such payment.
6.12    Promotional Activities. At least ten Business Days prior to the Closing Date, Seller shall provide a true and accurate schedule to Buyer setting forth all trade and consumer promotion activities or events relating to the Business scheduled to occur after the Effective Time.
6.13    Termination of Affiliate Agreements and Other Specified Agreements. Seller shall, and shall cause its Affiliates to, terminate, at or prior to the Closing, all Contracts relating to the Business between or among Seller and/or its Affiliates, other than the Collateral Agreements and the BFA Lease, which shall survive (such Contracts, the “Affiliate

Agreements”), and each agreement set forth on Schedule 6.13. Prior to the Closing Date, Seller shall provide Buyer evidence reasonably satisfactory to Buyer that each Affiliate Agreement and each agreement set forth on Schedule 6.13 has been terminated.
6.14    Additional Contracts. Following the date hereof, the Seller Parties shall promptly notify Buyer of any Contracts or agreements to which any Seller Party or any Affiliate of any Seller Party is a party which relate to or are used in or held for use in connection with the Business that are not listed on Schedule 3.6(a) but were required to be listed pursuant to Section 3.6 (any such Contracts, together with any Contracts listed on Schedule 3.6(a) that are not Transferred Contracts, the “Additional Contracts”). Following the Closing, Buyer shall have the right in its sole discretion to acquire and assume any Additional Contracts at no additional cost to Buyer. In the event Buyer elects to assume any Additional Contract, Buyer shall provide Seller notice of such election (any such notice, an “Assumption Election”) and, following such notice, such Additional Contract shall be a Transferred Contract under Section 1.3(c) and under the Assignment and Assumption Agreement (or, if a Seller Party or Affiliate of a Seller Party other than Seller is a party to such Additional Contract, such Seller Party shall (or shall cause such Seller Party’s Affiliate to) assign such Additional Contract to Buyer pursuant to an assignment and assumption agreement consistent with the Assignment and Assumption Agreement). Following the Closing, the applicable Seller Party shall not (and shall cause its Affiliates not to) terminate any Additional Contract(s) until 15 calendar days following the date that such Seller Party provides Buyer written notice that it intends to terminate or otherwise dispose of such Additional Contract(s) (it being understood that if Buyer provides such Seller Party with an Assumption Election with respect to any such Additional Contract(s) before the expiration of such 15-day period, then such Seller Party shall not (and shall cause its Affiliates not to) terminate such Additional Contract(s) and such Additional Contract(s) shall become a Transferred Contract under Section 1.3(c) and an Acquired Asset hereunder).
6.15    Audits. Each of the Seller Parties shall cooperate with Buyer and Buyer’s independent public accountants (“Buyer’s Accountants”) in connection with the completion of an audit or review of the historical financial statements of Seller and/or the Business and the preparation of any periodic report required to be filed under the Securities Exchange Act of 1934, as amended or any other applicable securities Laws (a “Periodic Report”) and/or disclosure document of Buyer or its Affiliates to be used by Buyer or its Affiliates to obtain financing (in each case, a “Disclosure Document”) including any registration statement under the Securities Act, prospectus, offering memorandum and any syndication memorandum for debt financing of Buyer. Such cooperation shall include (a) assisting Buyer and/or Buyer’s Accountants in the preparation, audit and review of financial statements for Seller and/or the Business for any fiscal years or portions thereof reasonably determined by Buyer that may be necessary for inclusion in any Periodic Report or Disclosure Document or in any filing that Buyer may desire to make with the SEC or other regulatory authority, (b) executing and providing any certifications, representation letters or similar documents and providing such other information as Buyer or Buyer’s Accountants may request in order to complete an audit of such financial statements and/or to enable Buyer’s Accountants to issue any comfort letters with respect to any Disclosure Document (and responding to any inquiries from Buyer or Buyer’s accountants in connection with any such certifications, representation letters or other information), (c) providing Buyer with access to Seller’s and/or the Business’s prior accountants’ work papers relating to any such financial statements and information (if any), (d) assisting in the preparation of responses to comments received from the staff of the SEC or the applicable regulatory authority with respect to any such financial statements included in any SEC filings, or other Disclosure Document, (e) assisting in the preparation of any statutory or regulatory audits required to be filed with respect to Seller and/or the Business in any jurisdiction and (f) executing and providing any managers’ certifications of any such financial statements pursuant to the Sarbanes-Oxley Act of 2002 and responding to inquiries from Buyer’s management in connection with any such managers’ certification.
6.16    Multiemployer Pension Plan. As soon as reasonably practicable after becoming aware of an assessment of Withdrawal Liability made against Seller or any of its ERISA Affiliates in respect of any Multiemployer Plan maintained, administered, sponsored or contributed to by Seller or its ERISA Affiliates or with respect to which Seller or its ERISA Affiliates has, or has had within the previous six years, any Liability, whether actual or contingent, direct or indirect (a “Seller Multiemployer Plan”), Seller shall notify Buyer in writing of such assessment and Buyer shall, as soon as reasonably practicable after receiving such written notice from Seller, pay to the applicable Multiemployer Plan, on behalf of Seller, an amount in respect of such assessment, not to exceed the Multiemployer Plan Holdback Amount. In the event the amount of Withdrawal Liability assessed against Seller or any of its ERISA Affiliates and/or assessed against Buyer or any of its ERISA Affiliates, in each case, in respect of a Seller Multiemployer Plan or any such entity, exceeds the Multiemployer Plan Holdback Amount, Seller shall be and remain solely liable for such excess, and shall indemnify, defend and hold harmless the Buyer Indemnitees against any and all Losses suffered or incurred by any such indemnified party in connection with, arising out of, resulting from or incident to such excess. If, following the complete withdrawal by Seller and its ERISA Affiliates from all Seller Multiemployer Plans, Seller provides Buyer with written notice, reasonably acceptable to Buyer, that the aggregate amount of Withdrawal Liability assessed or that may at any time in the future be assessed against Seller and its ERISA Affiliates or against Buyer or any of its ERISA Affiliates in respect of all Seller Multiemployer Plans, is less than the Multiemployer Plan Holdback Amount, then, Buyer shall, within 45 calendar days following receipt of such written notice from Seller, pay to Seller a cash amount equal to the amount by which the Multiemployer Plan Holdback Amount exceeds the aggregate amount of Withdrawal Liability assessed against Seller and its ERISA Affiliates.
6.17    Restrictions on Transfer. Each of the Seller Parties acknowledges and agrees that the Parent Stock is subject to restrictions on transfer as set forth in the Certificate of Designations.
6.18    Seller Name. Seller may continue to use the name “Boyd Coffee Company” after the Closing; provided, that, within 30 days after any written request from Buyer, Seller shall take all actions necessary to change its name to any name that does not contain the word “Boyd” or anything confusingly similar.

6.19    License to Images of Historical Property. Seller shall retain all rights, title and interest in and to the photographs, busts and artifacts in the Portland Site as described on Schedule 1.4 and set forth in images 1 through 17 attached to Schedule 1.4 (the “Historical Property”). The Seller Parties hereby grant Buyer a non-exclusive, worldwide, irrevocable and fully paid up right and license to reproduce and distribute, modify, create derivative works from, use, and publicly display photographs, drawings, reproductions or other images of the Historical Property for any and all uses in connection with Business, in any and all media now known or hereafter created, including the right to grant sublicenses through multiple levels; provided, however, the above license does not permit the Buyer to use the Historical Property in any way that would: (i) be defamatory or derogatory towards, or an invasion of privacy of, any of the Seller Parties or any other member of the Boyd’s family; (ii) otherwise diminish or damage the reputation of any of the Seller Parties or any other member of the Boyd’s Family; or (iii) otherwise be offensive, immoral, or illegal. The Seller Parties shall make the Historical Property reasonably available to Buyer, on reasonable advance written notice, for the purposes of exercising it rights under this Section 6.19.
ARTICLE 7

EMPLOYEE BENEFITS
7.1    Business Employee List. No more than five Business Days following the date hereof, Seller shall provide to Buyer an updated Business Employee List, and Seller shall modify such list to add or remove any Business Employees in accordance with the terms of this Agreement, with such modified list to be delivered to Buyer from time to time and within five Business Days prior to the Closing Date.
7.2    Offers of Employment. Prior to the Closing Date, Buyer shall make offers of employment to such Business Employees as Buyer determines (the “Offered Employees”) on such terms and conditions as Buyer may determine in its sole discretion. Offered Employees who accept such offers of employment effective as of the Closing Date and become employees of Buyer or its applicable Affiliate shall be referred to herein as “Transferred Employees.”
7.3    Service Credit. In addition, and without limiting the generality of the foregoing, for purposes of each Plan of Buyer and its Affiliates providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee at any time after the Effective Time (each such plan, a “Buyer Plan”), Buyer shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents, to the extent such exclusions or requirements were waived under the corresponding Seller Plan (and would have been waived if the credited service had been performed for the Buyer or its Affiliates) and, to the extent all necessary information has been received from Seller, Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by such Transferred Employee and his or her covered dependents during the portion of the plan year of the applicable Seller Plan in which the Closing Date occurs to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred

Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.
7.4    Certain Obligations. Without limiting any other provision hereunder, (a) Seller and its Affiliates shall be solely responsible for (i) claims for welfare benefits arising at any time under any Seller Plan (including any claims for retiree medical or life benefits under the Seller Plans for any current or former Business Employees), (ii) claims for workers’ compensation that are incurred by or with respect to (A) any Transferred Employee, on or before the Closing Date, and (B) any Business Employee who does not become a Transferred Employee, at any time, and (iii) claims relating to health continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” (A) with respect to any Transferred Employee and his or her beneficiaries and dependents, that occur on or before the Closing Date and (B) with respect to any Business Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, that occur at any time, and (b) Buyer and its Affiliates shall be solely responsible for (i) claims for welfare benefits arising under any Buyer Plan, (ii) claims for workers’ compensation that are incurred by or with respect to any Transferred Employee after the Closing Date, and (iii) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur after the Closing Date. For purposes of the foregoing, a workers’ compensation claim shall be considered incurred before the Closing Date if the injury or condition giving rise to the claim occurs before the Closing Date. Nothing herein shall be interpreted as allocating COBRA responsibilities of the Seller and Buyer to the other party; provided, that, Seller and its Affiliates shall indemnify and hold Buyer and its Affiliates harmless from (x) any COBRA Liability and (y) any claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries or dependents that occur on or before the Closing Date, in each case, incurred by Buyer or its Affiliates on or after the Closing Date.
7.5    Seller Plans Generally. Without limiting any other provision hereunder, Seller will retain all Liabilities and obligations under Seller Plans and all assets of each Seller Plan (as applicable), and none of the foregoing will be transferred to any Plan maintained by Buyer.
7.6    Payroll Taxes. For purposes of payroll taxes, with respect to Transferred Employees, Buyer and Seller, and their respective Affiliates, shall use their commercially reasonable efforts to treat the transactions contemplated by this Agreement as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2), and the parties further agree to implement this treatment by utilizing solely Section 4 of Revenue Procedure 2004-53, STANDARD PROCEDURE FOR PREDECESSORS AND SUCCESSORS.
7.7    Agreement is Not a Plan Amendment. Notwithstanding any provision of this Agreement to the contrary, the terms of this Article 7 are not intended to, and do not, constitute (i) an amendment to any Seller Plan or Buyer Plan or any other Plan of Seller, Buyer or any of any of their respective Affiliates, (ii) a promise or commitment to any current or former employees or participants under any Seller Plan or Buyer Plan or any other Plan of Seller, Buyer or any of any of their respective Affiliates, (iii) the establishment of any new Plan of Seller,

Buyer or any of their respective Affiliates, (iv) a promise or commitment to any current or former employees of the Business to provide or continue any benefits under any Seller Plan or Buyer Plan or any other Plan of Seller, Buyer or any of any of their respective Affiliates, or (v) a limitation on the authority of Seller or Buyer or any of their respective Affiliates to amend or terminate any Seller Plan or Buyer Plan or any other Plan of Seller, Buyer or any of their respective Affiliates. Nothing in this Agreement, express or implied, shall be interpreted to confer upon any of the current or former Business Employees or any Plan participants (including, but not limited to, the Transferred Employees) or any dependents or beneficiaries of the foregoing any rights or remedies as third-party beneficiaries under this Article 7.
ARTICLE 8

MUTUAL COVENANTS OF THE PARTIES
Each of Seller, Buyer and Parent, as applicable, covenants and agrees as follows:
8.1    Reasonable Efforts. Seller and Buyer shall each reasonably cooperate with the other and use their respective commercially reasonable efforts to (a) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing promptly all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (b) obtain as soon as reasonably practicable all approvals, clearances, Consents, registrations, Permits, authorizations and other confirmations required to be obtained from any other Person that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, provided that neither Buyer nor any of its Affiliates shall be required to make any payments, commence litigation or make any undertaking in order to obtain any such approvals, clearances, Consents, registrations, Permits, authorizations and other confirmations.
8.2    Publicity. Buyer and Seller shall issue such press releases and public announcements relating to the subject matter of this Agreement as are mutually acceptable; provided, however, that Buyer may make any public disclosure it or Parent believes in good faith is required by Law, regulation or stock market rule; provided, that Buyer shall use reasonable efforts to advise Seller and provide it with a copy of the proposed disclosure prior to making the disclosure.
8.3    Access to Information. After the Closing, upon reasonable notice, Buyer and the Seller Parties agree to cooperate with and afford or cause to be afforded to each other and their Representatives reasonable access, during normal business hours, to the personnel (without substantial disruption of employment), properties, books and records, Contracts, and information and commitments relating to the Business or, the Facilities which are necessary or useful in connection with: (a) the filing of any Tax Return or Tax election with respect to the Business, the Acquired Assets, the Facilities, or the Assumed Liabilities or any amended Tax Return or claim for refund, determining a Liability for Taxes or a right to refund of Taxes or in conducting any audit or other Proceeding in respect of Taxes with respect to the Business, the Acquired Assets, the Facilities, or the Assumed Liabilities; (b) any Proceeding or investigation; or (c) any other matter requiring any such personnel, properties, books and records, Contracts, information or commitments for any reasonable business purpose; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer or Seller. Such access and assistance shall include providing copies of all relevant portions of Tax Returns with respect to the Business, the Acquired Assets, the Facilities, or the Assumed Liabilities, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. The party requesting such personnel, properties, books and records, Contracts, information or commitments shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such personnel, properties, books and records, Contracts, information or commitments. Each party shall retain all Tax Returns, schedules and work papers and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) of the Pre-Closing Tax Period or Straddle Period to which such Tax Returns and other documents relate and, unless the relevant portions of such Tax Returns and other documents are offered to the other party, until the final determination of any payments which may be required in respect of such years under this Agreement. All information received pursuant to this Section 8.3 shall be subject to the provisions of Section 6.5, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Proceeding.
8.4    Bulk Sales Waiver. Buyer and Seller hereby waive compliance with the terms and conditions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Acquired Assets.
8.5    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided herein (including Article 9).
8.6    Tax Matters.
(a)    Allocation of Certain Taxes. To the extent not otherwise provided in this Agreement, Seller shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets attributable to any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date. In the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that is in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period and (ii) Property Taxes for the portion of such Straddle Period beginning after the Closing Date shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period after the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the portion of such Straddle Period beginning after the Closing Date. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.6 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 8.6, the applicable party shall make such reimbursement promptly but in no event later than ten days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(b)    Transfer Taxes. All sales, use, transfer, recording, privilege, documentary, registration, conveyance, real estate transfer, excise, license, stamp, value-added or similar Taxes arising out of, in connection with or attributable to the purchase by Buyer of the Acquired Assets and pursuant to this Agreement (“Transfer Taxes”) shall be paid and borne by Seller. The party that has the primary obligation to file any Tax Return that is required to be filed in respect of Transfer Taxes (the “Filing Party”) shall prepare and file such Tax Return after providing the other party the opportunity to review and approve the Tax Return (which approval shall not be unreasonably withheld or delayed). The Filing Party shall, subject to reimbursement from the other party as provided in this Section 8.6(b), pay the Taxes shown on such Tax Return and the other party shall reimburse the Filing Party for its share of such Transfer Taxes by wire transfer of immediately available funds no later than five days after receipt of written notice (or notice delivered by electronic communication) from the Filing Party that any such Transfer Tax is required to be paid to the applicable Governmental Authority. The parties agree to cooperate with each other in connection with the preparation and filing of any such Tax Returns, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with resale certificates or other documents necessary to satisfy any such exemptions.
(c)     Tax Contests.
(i)    Seller shall promptly notify Buyer in writing upon receipt by Seller (or any of its Affiliates, as applicable) of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller (or any of its Affiliates, as applicable) that reasonably may be expected to relate to or give rise to a Lien on the Acquired Assets or the Business. Each of Buyer and Seller (and any of Seller’s Affiliates, as applicable) shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation Schedule.
(ii)    Buyer shall control the conduct of all inquiries, claims, assessments, audits or similar events with respect to Taxes relating to the Acquired Assets or the Business for a Pre-Closing Tax Period or a Straddle Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”), including any settlement or compromise thereof; provided, however, that to the extent such Tax Contest would reasonably be expected to result in an indemnity obligation of Seller or its Affiliates under Section 9.2, then Buyer shall keep Seller reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest with respect to which Seller is liable without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
8.7    Notification of Certain Matters. From the date hereof through the Closing, each of Buyer and Parent, on the one hand, and the Seller Parties, on the other hand, shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of their respective representations or warranties contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate in any respect, and (b) any failure of such party or any of their Affiliates, or any of their Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Each of Buyer and Parent, on the one hand, and the Seller Parties, on the other hand, shall promptly notify the other of any Default, the threat or commencement of any Proceeding, or any development that occurs before the Closing that could in any way materially affect their ability to consummate the transactions contemplated hereunder. Any notice delivered pursuant to this Section 8.7 shall not be deemed to supplement or amend any Disclosure Schedule or any representation or warranty or covenant or agreement of the parties hereto for the purpose of (i) determining whether any of the conditions set forth in Article 2 have been satisfied, (ii) affecting any party’s right to indemnification pursuant to Article 9, or (iii) determining whether any breach or inaccuracy of any representation or warranty or breach of any covenant or agreement set forth in this Agreement has occurred.
8.8    Stock Consideration.
(a)    Pursuant to the terms of the Pledge Agreement, the Stock Consideration shall be used to secure the indemnification obligations of the Seller Parties (i) with respect to any Excluded Employee Liability arising out of, resulting from or incident to the Defined Benefit Plan, (ii) under the Transition Services Agreement, (iii) under the Co-Manufacturing Agreement and (iv) set forth in Section 8.13 of the Pledge Agreement. In addition to any transfer restrictions set forth in the Certificate of Designations, prior to the Pension Liability Satisfaction Date, Seller shall not Transfer any shares of the Stock Consideration (including any Conversion Shares) without the prior written consent of Buyer, which consent may be withheld in its sole discretion; provided, that, subject to satisfying the applicable holding period(s) set forth in the Certificate of Designations, Buyer will at any time or from time to time consent to a sale of a number of Conversion Shares up to the number of Conversion Shares that would, upon such sale, result in proceeds that do not exceed an aggregate dollar amount that, assuming that all such proceeds were immediately contributed to the Defined Benefit Plan and the Defined Benefit Plan was terminated immediately following such contribution, would cause Seller to incur an excise tax under Section 4980 of the Code, so long as the proceeds from the sale of such Conversion Shares are immediately contributed to the Defined Benefit Plan and evidence of such contribution is promptly provided by Seller to Buyer. In furtherance, and not in limitation of Section 9.13, in the event that Seller (or any Seller Party) fails to perform its indemnification obligations (i) with respect to any Excluded Employee Liability arising out of, resulting from or incident to the Defined Benefit Plan, (ii) under the Transition Services Agreement, (iii) under the Co-Manufacturing Agreement or (iv) set forth in Section 8.13 of the Pledge Agreement, then, in each case, Buyer may foreclose, in accordance with the terms of the Pledge Agreement, on the number of shares of Parent Stock then held by Seller and the other Seller Parties Company (or any permitted transferee thereof) equal to the Applicable Indemnity Share Amount.
(b)    Prior to the Pension Liability Satisfaction Date, any dividends or distributions made with respect to the Stock Consideration shall, immediately upon Seller’s receipt thereof, be contributed to the Defined Benefit Plan; provided, that if contributing any amount of any such dividends or distributions to the Defined Benefit Plan would cause Seller to incur an excise tax under Section 4980 of the Code, then such amount of such dividends or distributions will not be required to be contributed to the Defined Benefit Plan. Promptly following any such contribution, Seller shall provide Buyer evidence of such contribution.
(c)    The Holdback Stock Amount shall not be entitled to vote on any matter until the issuance and release of any shares included in the Holdback Stock Amount in accordance with Section 9.12. The Holdback Stock Amount shall not be entitled to any dividends or distributions until the issuance and release of any shares included in the Holdback Stock Amount in accordance with Section 9.12, and then only with respect to dividends or distributions made after the time of such issuance and release.
8.9    Certificates for Conversion Shares. Upon Seller’s or any other Seller Party’s, as the case may be, conversion of the Stock Consideration, or any portion thereof, into Conversion Shares in accordance with the terms and conditions of this Agreement and the Certificate of Designations, Parent shall issue and deliver to Seller or such other Seller Party, as the case may be, a certificate representing ownership of the Conversion Shares then being issued without any restrictive transfer legend identical or similar in effect to the legend set forth in Section 3.23(c), provided, that Seller or such other Seller Party, as the case may be, (a) has held the securities for the applicable holding period for restricted securities as required under Rule 144 of the Securities Act and (b) is not on the date of conversion an “affiliate” of Parent within the meaning of Rule 144 of the Securities Act and has not been such an affiliate of Parent during the preceding three months.
8.10    Parent Guaranty. Parent hereby irrevocably and unconditionally guarantees the prompt payment and performance by Buyer when due of each and every obligation of Buyer under this Agreement.
ARTICLE 9

INDEMNIFICATION

9.1    Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the delivery of all of the documents executed in connection herewith and shall continue in full force and effect after the date hereof and after the Closing Date. The representations and warranties of the parties hereto shall survive for a period of 18 months after the Closing Date; provided, however, that the representations and warranties in Section 3.4 (Intellectual Property), Section 3.13 (Environmental Matters), Section 3.15 (Employee Benefits), Section 3.16 (Taxes) and Section 3.19 (Employment and Labor Relations) and the Fundamental Representations shall survive the Closing Date for a period of five years; and provided, further, that in the event of fraud or intentional misrepresentation in connection with a representation or warranty, such representation or warranty shall continue in full force and effect without limitation. The right to indemnification or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, obligation or agreement, will not affect the right to indemnification or other remedies based on such representation, warranty, covenant, obligation or agreement. Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described below, shall affect the rights of a Person with respect to any claim for Losses made by such Person received by the party alleged to have breached such representation or warranty prior to the expiration of the applicable survival period provided herein.
9.2    Indemnification by the Seller Parties.
(a)    From and after the Effective Time, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses suffered or incurred by any such indemnified party to the extent suffered or incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty of the Seller Parties made in or pursuant to this Agreement, (ii) any breach of any covenant or agreement of the Seller Parties made in or pursuant to this Agreement, (iii) the Excluded Liabilities, or (iv) the matters set forth on Schedule 9.2(a). The Seller Parties shall not have any Liability under clause (i) above unless the aggregate of all Losses relating thereto for which the Seller Parties would, but for this proviso, be liable exclusively under clause (i) above, exceeds on a cumulative basis an amount equal to $315,000 (the “Deductible”), in which case, the Seller Parties shall be liable only for the amount of Losses in excess of the Deductible; provided, that the Seller Parties’ aggregate liability for claims based exclusively on clause (i) above shall in no event exceed $15,750,000 (the “Cap”). Notwithstanding anything to the contrary set forth herein, the limitations on liability provided by the Deductible and the Cap shall not apply with respect to (x) Losses suffered or incurred by any such indemnified party in connection with, arising out of, resulting from or incident to a breach of any representation or warranty in Section 3.16 (Taxes) or any breach of any Fundamental Representation; or (y) claims based upon, for, or in connection with, fraud or intentional misrepresentation.

(b)    If the Holdback Amount is not sufficient to satisfy the Seller Parties’ indemnity obligations under this Agreement and this Agreement contemplates recovery in excess of the Holdback Amount with respect to such claim, the Buyer Indemnitees may seek recovery directly from the Seller Parties with respect to such Losses; provided, however, that the Seller Parties shall not be liable to the Buyer Indemnitees for Losses arising with respect to any breach of, or any inaccuracy in, any Fundamental Representation or any representation or warranty in Section 3.16 (Taxes) in excess of an amount equal to the sum of the Closing Cash Consideration plus the Closing Stock Consideration plus the Indemnity Holdback Amount (the “Maximum Amount”).
(c)    Notwithstanding the provisions of Section 9.2(a) or any other provision in this Agreement, if Buyer waives the Closing condition set forth in Section 2.2(g) with respect to a Consent identified in Schedule 2.2(g) not being obtained and in full force and effect and Buyer proceeds with the Closing, then Buyer shall be deemed to have waived any and all rights it and all other Buyer Indemnitees may have arising from, or relating to, any such Consent not being obtained and in full force and effect at the Closing (including the right to indemnification set forth in this Article 9); provided, that, to the extent that any such Consent is not obtained, the underlying Contract to such Consent shall be subject to the terms of Section 6.8.
9.3    Indemnification by Buyer. From and after the Effective Time, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Losses suffered or incurred by any such indemnified party to the extent suffered or incurred in connection with, arising out of, resulting from or incident to (a) any breach or inaccuracy of any representation or warranty of Buyer made in or pursuant to this Agreement, (b) any breach of any covenant or agreement of Buyer made in or pursuant to this Agreement, (c) the Assumed Liabilities, or (d) any fees, expenses or other payments incurred or owed by Buyer or its Affiliates to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not have any Liability under clause (a) above unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis the Deductible, in which case Buyer shall be liable only for the amount of Losses in excess of the Deductible; provided, further, that Buyer’s aggregate liability under clause (a) above shall in no event exceed the Cap. Notwithstanding anything to the contrary set forth herein, the limitations on liability set forth in the two preceding sentences shall not apply with respect to (x) Losses suffered or incurred by any such indemnified party incurred in connection with, arising out of, resulting from or incident to a breach of a Fundamental Representation; or (y) claims based upon, for, or in connection with, fraud or intentional misrepresentation; provided, however, that Buyer shall not be liable to the Seller Indemnitees for Losses arising under clause (a) above with respect to any breach of, or inaccuracy in, any Fundamental Representation in excess of the Maximum Amount.
9.4    Exclusive Remedy. Buyer and Seller acknowledge and agree that, from and after the Closing, their sole and exclusive remedy, with respect to any and all claims relating to the subject matter of this Agreement (other than specific performance or injunctive relief or with respect to claims of, or causes of action arising from, fraud or intentional misrepresentation) shall be pursuant to the indemnification provisions set forth in this Article 9.
9.5    Procedures Relating to Indemnification.
(a)    In order for an indemnified party to be entitled to any indemnification provided for under this Article 9 in respect of, arising out of or involving a claim or demand made by any Person, Governmental Authority or corporation against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the indemnifying party in writing, and in reasonable detail to the extent known, of the Third-Party Claim promptly after receipt by such indemnified party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within 15 Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.
(b)    If a Third-Party Claim is made against an indemnified party, and the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Claim, then the indemnifying party shall be entitled if it so elects, at its own cost, risk and expense, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided that, the indemnifying party shall not have the right to assume control of such defense if the Third-Party Claim which the indemnifying party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal allegations, (iii) involves a claim for which the defense of such claim by the indemnifying party would reasonably be expected to prejudice the indemnified party in such Proceeding, (iv) involves a claim that the indemnifying party failed or is failing to diligently prosecute or defend, or (v) the Third-Party Claim seeks damages in excess of the Cap. The indemnifying party will have 30 calendar days from receipt of any such notice of a Third-Party Claim to give notice to the indemnified party of the indemnifying party’s intentions to assume the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (which such counsel shall be employed at its own expense) provided, that, if (x) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party, or (y) under applicable standards of professional conduct a conflict of interest exists between the indemnifying party and the indemnified party in respect of such Third-Party Claim, then the indemnifying party shall be responsible for the reasonable fees and expenses of counsel to the indemnified party. In the event the indemnifying party assumes the defense of a Third-Party Claim, the indemnifying party will keep the indemnified party reasonably informed of the progress of such defense, including any proposed compromise or settlement. Any compromise or settlement of a Third-Party Claim by the indemnifying party shall be made only with the written Consent of the indemnified party, such consent not to be unreasonably withheld; provided, however, that the indemnified party’s consent shall not be deemed to be unreasonably withheld if such compromise or settlement (i) would restrict or adversely affect the indemnified party or the conduct of any of its or its Affiliates’ businesses; (ii) would include an admission of wrongdoing or misconduct by the indemnified party; (iii) does not provide for a full release of the indemnified party for all claims relating to such Third-Party Claim; (iv) involves any claim for which the indemnified party is not fully indemnified by the indemnifying party; or (v) imposes any injunctive or other equitable relief against the indemnified party. If the indemnifying party fails to assume the defense of a Third-Party Claim within 30 calendar days after receipt of such notice, the indemnified party against which such Third-Party Claim has been asserted will have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party. In the event the indemnified party controls the defense of the Third-Party Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The parties hereto agree to cooperate in the defense or prosecution of any Third-Party Claim. Such cooperation shall include the retention and provision of records and information that are relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.5 and for any final Judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any Losses by reason of such settlement or Judgment.
(c)    The indemnified party will notify the indemnifying party in writing as soon as practicable of its discovery of any matter or condition that does not involve a Third-Party Claim being asserted against or sought to be collected from the indemnified party, giving rise to the claim of indemnity pursuant hereto (a “Non-Third Party Claim”). The failure so to notify the indemnifying party shall not relieve the indemnifying party from liability on account of this indemnification, except only if and to the extent that the indemnifying party demonstrates actual damage caused by such failure. The indemnifying party will have 30 calendar days from receipt of any such notice of claim of indemnification to give written notice to the indemnified party of the indemnifying party’s objection to any of the subject matters or any of the Losses set forth in the notice of the claim of indemnification. The indemnified party will reasonably cooperate and assist the indemnifying party in determining the validity of any claim for indemnity by the indemnified party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)    With respect to the Seller Parties’ satisfaction of their indemnification obligations:
(i)    In the event the claim for indemnification relates to a Third Party Claim, Buyer shall deliver to Seller promptly following Buyer’s final resolution of such Third Party Claim a notice describing, in reasonable detail, (x) the amount of any Losses attributable to such Third Party Claim and (y) the facts regarding the nature of the Third Party Claim and the final resolution thereof. Buyer shall not proceed to reduce any amounts set forth in this Section

9.5(d)(i) prior to the date that is 30 calendar days following Seller’s receipt of such notice. Buyer shall first reduce and retain from the then available Holdback Cash Amount an amount equal to the amount of Losses attributable to such Third Party Claim; provided, that, if the amount of such Losses exceeds the then available Holdback Cash Amount, Buyer shall retain the then available Holdback Cash Amount and the Seller Parties shall pay promptly the Buyer Indemnitee an amount of cash equal to the Losses attributable to such Third Party Claim less the amount of the Holdback Cash Amount used to partially satisfy the Seller Parties’ indemnification obligation, by wire transfer of immediately available funds to an account designated by Buyer. In the event the Seller Parties fail to promptly make such cash payment, Buyer may satisfy any unsatisfied Losses related to such Third Party Claim by retaining the number of shares of the Holdback Stock Amount equal to the Applicable Indemnity Share Amount; provided, that, if the Applicable Indemnity Share Amount is greater than the then available Holdback Stock Amount (such amount, the “Excess Amount”), then Buyer (or Parent, as the case may be) shall (A) retain the number of shares of the then available Holdback Stock Amount and (B) cancel (and the Seller Parties expressly acknowledge Parent’s right to cancel) the number of shares of Parent Stock held by the Seller Parties (or any permitted transferee thereof) equal to the Excess Amount.
(ii)    In the event the claim for indemnification relates to a Non-Third Party Claim, Seller shall have 30 days following the receipt of any notice of a Non-Third Party Claim to provide Buyer written notice of the Seller Parties’ election (an “Election Notice”) to satisfy the Losses related to such Non-Third Party Claim with shares of Parent Stock. With respect to the final resolution of a Non-Third Party Claim, Buyer shall deliver to Seller promptly following Buyer’s final resolution of such Non-Third Party Claim a notice describing, in reasonable detail, (x) the amount of any Losses attributable to such Non-Third Party Claim and (y) the facts regarding the nature of the Non-Third Party Claim and the final resolution thereof. Buyer shall not proceed to reduce any amounts set forth in this Section 9.5(d)(ii) prior to the date that is 30 calendar days following Seller’s receipt of such notice. In the event that shares of the Holdback Stock Amount are available to satisfy the Seller Parties’ indemnification obligation, Buyer shall first reduce the number of shares of the then available Holdback Stock Amount by an amount of shares equal to the Applicable Indemnity Share Amount; provided, that, in the event the Applicable Indemnity Share Amount is greater than the then available shares of the Holdback Stock Amount, then Buyer (or Parent, as the case may be) shall (A) retain the number of shares of the then available Holdback Stock Amount and (B) cancel (and the Seller Parties expressly acknowledge Parent’s right to cancel) the number of shares of Parent Stock held by the Seller Parties (or any permitted transferee thereof) equal to the Excess Amount; provided, further, that, if the Excess Amount exceeds the number of shares of Parent Stock available to be cancelled, Buyer shall retain from the available Holdback Cash Amount an amount of cash equal to such excess, provided, that, if such excess amount exceeds the then available Holdback Cash Amount, Buyer shall retain the then available Holdback Cash Amount and the Seller Parties shall pay promptly to the Buyer Indemnitee an amount equal to such excess amount, by wire transfer of immediately available funds to an account designated by Buyer.
(iii)    In the event the claim for indemnification relates to a Non-Third Party Claim, and Seller does not provide Buyer with an Election Notice within 30 days following Seller’s receipt of the notice of a Non-Third Party Claim, then, upon final resolution of such

Non-Third Party, Buyer shall first reduce and retain from the then available Holdback Cash Amount an amount equal to the amount of Losses attributable to such Non-Third Party Claim; provided, that, if the amount of such Losses exceeds the then available Holdback Cash Amount, Buyer shall retain the then available Holdback Cash Amount and the Seller Parties shall pay promptly the Buyer Indemnitee an amount of cash equal to the Losses attributable to such Non-Third Party Claim less the amount of the Holdback Cash Amount used to partially satisfy the Seller Parties’ indemnification obligation, by wire transfer of immediately available funds to an account designated by Buyer. In the event the Seller Parties fail to promptly make such cash payment, Buyer may satisfy any unsatisfied Losses related to such Non-Third Party Claim by retaining the number of shares of the Holdback Stock Amount equal to the Applicable Indemnity Share Amount; provided, that, if the Applicable Indemnity Share Amount is greater than the then available Holdback Stock Amount, then Buyer (or Parent, as the case may be) shall (A) retain the number of shares of the then available Holdback Stock Amount and (B) cancel (and the Seller Parties expressly acknowledge Parent’s right to cancel) the number of shares of Parent Stock held by the Seller Parties (or any permitted transferee thereof) equal to the Excess Amount.
(e)    This Section 9.5 shall not apply to any Third-Party Claim relating to Taxes.
9.6    Recourse Against Insurance. The amount of any claim for indemnification by any Buyer Indemnitee pursuant to this Article 9 shall be reduced to reflect any insurance proceeds recovered by and paid to any Buyer Indemnitee with respect to the matter giving rise to such claim (net of any deductible or co-payment and all out-of-pocket costs of collection and any increase in insurance premiums or retroactive premium adjustment related to such recovery); provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such insurance proceeds. To the extent that Buyer Indemnitee receives any amount under insurance coverage with respect to a matter for which it has previously received payment in indemnification pursuant to this Article 9, such Buyer Indemnitee shall, as soon as reasonably practicable after the receipt of such insurance proceeds, replenish the Holdback Cash Amount (if such reimbursement is to be delivered prior to the distribution of the Holdback Cash Amount) or pay and reimburse Seller (if such reimbursement is to be delivered after the distribution of the Holdback Cash Amount), for any prior indemnification payment (up to the amount of such insurance proceeds, net of any deductible or co-payment and all out-of-pocket costs of collection and any increase in insurance premiums or retroactive premium adjustment related to such recovery).
9.7    Recourse Against Third Parties. The amount of any claim for indemnification by any Buyer Indemnitee pursuant to this Article 9 shall be reduced to reflect any amounts recoverable by and paid to such Buyer Indemnitee from any third party (other than an insurer, which shall be governed by Section 9.6) with respect to the matter giving rise to such claim (net of reasonable out-of-pocket expenses for collection); provided, that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such amounts. To the extent that a Buyer Indemnitee receives any amount from a third party with respect to a matter for which it has previously received payment in indemnification pursuant to this Article 9, such Buyer Indemnitee shall, as soon as reasonably practicable after the receipt of such amounts, replenish the Holdback Cash Amount (if such reimbursement is to be delivered prior to the distribution of the Holdback Cash Amount) or pay and reimburse Seller (if such reimbursement is to be delivered after the distribution of the Holdback Cash Amount), for any prior indemnification payment up to the amount of such recovered amounts, less any of out-of-pocket expenses for collection.
9.8    Mitigation of Damages. Any indemnified party shall use such efforts as required by applicable Law to mitigate any Losses for which it is entitled to indemnification pursuant to this Article 9.
9.9    Recoverable Damages. The term “Losses” as used herein is not limited to matters asserted by any third Person against Seller or Buyer, but includes Losses incurred or sustained by Seller or Buyer in the absence of other Person claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payment by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery.
9.10    Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether a breach or inaccuracy of such representations or warranties occurred and calculation of the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered pursuant hereto shall be read without giving effect to any threshold dollar amounts or the terms “material” or “Material Adverse Effect” in each instance where the effect of such term would be to make such representation and warranty less restrictive (as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty).
9.11    Adjustment for Tax Purposes. Any indemnity payment made pursuant to the provisions of this Article 9 shall be deemed to be and treated as, to the extent permitted by Law, an adjustment to the Final Purchase Price for Tax purposes.
9.12    Holdback Amount.
(a)    In accordance with Section 1.9 hereof, Buyer shall retain and holdback the Holdback Amount, which shall be used to satisfy (or partially satisfy to the extent such amount is insufficient to satisfy) any indemnification obligations of the Seller Parties under this Article 9, and, if Buyer so elects, any obligations of the Seller Parties to pay any post-Closing adjustment pursuant to Section 1.8.
(b)    Within five Business Days following the 18-month anniversary of the Closing Date, Buyer shall (i) distribute to Seller the portion of the Holdback Cash Amount that (1) has not been used to satisfy any indemnification obligation of the Seller Parties pursuant this Article 9, (2) has not been used to satisfy any payment obligation of Seller pursuant to Section 1.8 of any post-Closing adjustment in Buyer’s favor, and (3) is not subject to any pending indemnification claim for which a Buyer Indemnitee seeks indemnification from the Seller Parties; and (ii) issue and release to Seller the portion of Holdback Stock Amount that (1) has not been used to satisfy any indemnification obligation of the Seller Parties pursuant this Article 9 and (2) is not subject to any pending indemnification claim for which a Buyer Indemnitee seeks indemnification from the Seller Parties.
(c)    Upon the final resolution or satisfaction of all unresolved indemnification claims, Buyer shall (i) distribute to Seller, in accordance with the payment instructions delivered by Seller to Buyer, any remaining portion of the Holdback Cash Amount that has not been used to satisfy (1) indemnification claim(s) made by any Buyer Indemnitee, or (2) any payment obligation of Seller pursuant to Section 1.8 of any post-Closing adjustment in Buyer’s favor and (ii) issue and release to Seller the portion of Holdback Stock Amount that has not been used to satisfy any indemnification obligation of the Seller Parties pursuant this Article 9.
9.13    Set Off. To the extent that Seller or any other Seller Party has an indemnification obligation pursuant to this Article 9 and fails to perform its obligation(s), including any obligation to make an indemnification payment, any of the Buyer Indemnitees may, after complying with the notice requirements set forth in Section 9.5(d), set off the amount of such indemnification against (a) any amounts then due and unpaid to Seller or its Affiliates by any of the Buyer Indemnitees within the time period allowed for payment to such Seller or its Affiliates and (b) the applicable number of shares of the Holdback Stock Amount or any the applicable number of shares of Parent Stock held by the Seller Parties (or any permitted transferee thereof) equal to the Applicable Indemnity Share Amount.
ARTICLE 10

TERMINATION
10.1    Basis for Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
(a)    by mutual written consent of Seller and Buyer;
(b)    either by Seller or Buyer if the Closing does not occur on or prior to November 30, 2017 (the “End Date”); provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of this Agreement to be consummated prior to the End Date.;
(c)    by Buyer if there is a breach of any representation or warranty set forth in Article 3 hereof (disregarding all qualifications and exceptions contained therein relating to Seller’s Knowledge, materiality, Material Adverse Effect or words of similar import) which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect or any failure to perform in any material respect any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Section 2.2 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the End Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 2.2 to be satisfied on or prior to the End Date, provided that, if curable prior to the End Date, Seller shall have 30 calendar days to cure any such breach or failure to perform following the receipt of written notice of Buyer’s election to terminate; or
(d)    by Seller if there is a breach of any representation or warranty set forth in Article 4 hereof that would have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement or any failure to perform in any material respect any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 2.3 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the End Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 2.3 to be satisfied on or prior to the End Date; provided that, if curable prior to the End Date, Buyer shall have 30 calendar days to cure such breach or failure to perform following the receipt of written notice of Seller’s election to terminate;
provided, however, that the right to terminate this Agreement pursuant to clause (b), (c) or (d) shall not be available to a party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in (or would result in), the failure of the Closing to occur on or before the End Date.
10.2    Notice of Termination. In the event of termination by Seller or Buyer pursuant to this Article 10, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.
10.3    Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Article 10, this Agreement shall become void and of no further force and effect, except for the provisions of (a) Sections 3.10 and 4.4 relating to finders’ fees and brokers’ fees, (b) Section 8.2 relating to publicity, (c) Section 8.5 relating to expenses, (d) this Section 10.3 and (e) Article 11. Nothing in this Article 10 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.
ARTICLE 11

GENERAL PROVISIONS

11.1    Assignment. Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by (i) Buyer (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer) without the prior written consent of Seller, and (ii) any Seller Party (including by operation of law in connection with a merger, or sale of substantially all the assets, of such Seller Party) without the prior written consent of Buyer. Notwithstanding the foregoing, without the consent of any party hereto Buyer may assign its right to purchase any of the Acquired Assets or any of its other rights hereunder or under the Collateral Agreements to one or more Affiliates of Buyer; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment or transfer in violation of this Section 11.1 shall be void.
11.2    No Third-Party Beneficiaries. Except for Persons entitled to indemnification under Article 9 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder as a third-party beneficiary or otherwise.
11.3    Amendments. No amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto.
11.4    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
11.5    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile, or sent, postage prepaid, by registered, certified or express mail, return receipt requested, or reputable overnight courier service and shall be deemed given when delivered by hand or faxed, three days after mailing (one Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:
(i)    If to the Seller Parties:
Boyd Coffee Company
19730 NE Sandy Blvd.
Portland, OR 97230
Attention: Jeffrey G. Newman
jeffrey.newman@boyds.com
with a copy to:

Todd Mitchell
Ater Wynne LLP
1331 NW Lovejoy Street, Suite 900
Portland, Oregon 97209
tm@aterwynne.com
(ii)    if to Buyer or Parent:
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
Attention: Thomas J. Mattei, Jr.
tmattei@farmerbros.com
with a copy to:
Bradley A. Helms
Latham & Watkins LLP
355 S. Grand Avenue, Suite 100
Los Angeles, California 90071
Bradley.Helms@lw.com
or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 11.5.
11.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Counterparts may be delivered via facsimile transmission, electronic mail (including pdf or any electronic signature comply with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.7    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
11.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
11.9    Actions and Proceedings. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts of the State of Texas, sitting in Dallas

County, Texas in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such state or federal court. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 11.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
11.10    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court in the State of Texas, sitting in Dallas County, Texas, in addition to any other remedy to which they are entitled at law or in equity.
11.11    Entire Agreement. This Agreement, the Collateral Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.
11.12    Interpretive Matters.
(a)    This Agreement shall be construed according to their fair meaning without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
(b)    Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive and is deemed to have the meaning “and/or”, (v) all references to Sections refer to the Sections of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement (each of which is made a part of this Agreement for all purposes), and all references to Exhibits refer to the Exhibits attached to this Agreement (each of which is made a part of this Agreement for all purposes), (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, and (ix) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time.
(c)    The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the Collateral Agreements.
11.13    Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.
11.14    Further Assurances. The parties hereto agree that, on and after the Closing Date, they shall execute, and shall cause their respective Affiliates to execute, any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions of this Agreement or the Collateral Agreements.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
SELLER:

BOYD COFFEE COMPANY

By:	/s/Jeffrey Newman

Name:	Jeffrey Newman

Title:	President

SELLER PARTIES:
/s/David D. Boyd___________________________
David D. Boyd
/s/Richard D. Boyd__________________________ Richard D. Boyd
David D. Boyd Trust dated October 3, 2012, and any amendments thereto

By:	/s/David D. Boyd

Name:	David D. Boyd

Title:	Co-Trustee

By:	/s/Brenda O. Boyd

Name:	Brenda O. Boyd

Title:	Co-Trustee

Boyd Family Trust dated August 19, 2013, and any amendments thereto

By:	/s/Richard D. Boyd

Name:	Richard D. Boyd

Title:	Co-Trustee

By:	/s/Julia S. Boyd

Name:	Julia S. Boyd

Title:	Co-Trustee

Signature Page to Asset Purchase Agreement

BUYER:

BOYD ASSETS CO.

By:	/s/David Robson___________

Name:	David G. Robson__________

Title:	CFO____________________

PARENT:

FARMER BROS. CO.

By:	/s/Michael H. Keown______

Name:	Michael H. Keown________

Title:	President & CEO_________

Signature Page to Asset Purchase Agreement

Exhibit A
Seller Parties in addition to Boyd Coffee Company
David D. Boyd
Richard D. Boyd
David D. Boyd Trust dated October 3, 2012, and any amendments thereto
Boyd Family Trust dated August 19, 2013, and any amendments thereto